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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
TUPPERWARE BRANDS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tupperware Brands Corporation
14901 S. Orange Blossom Trail
Orlando, FL 32837

Mailing Address:
Post Office Box 2353
Orlando, FL 32802-2353

To Our Shareholders:

        It is my pleasure to invite you to attend the annual meeting of shareholders of Tupperware Brands Corporation to be held on Wednesday, May 16, 2007, at the Hyatt Regency Orlando International Airport Hotel, 9300 Airport Boulevard, Orlando, Florida. The meeting will begin at 1:00 p.m.

        The notice of meeting and proxy statement following this letter describes the business expected to be transacted at the meeting. During the meeting we will also report on the current activities of the Company, and you will have an opportunity to ask questions. Whether or not you plan to attend this meeting, we urge you to sign the enclosed proxy card and return it, or to vote telephonically or electronically, as soon as possible so that your shares will be represented.

Sincerely,

Rick Goings Chairman and Chief Executive Officer
March 30, 2007

Tupperware Brands Corporation
14901 S. Orange Blossom Trail
Orlando, FL 32837

Mailing Address:
Post Office Box 2353
Orlando, FL 32802-2353

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        The 2007 annual meeting of shareholders of Tupperware Brands Corporation will be held at the Hyatt Regency Orlando International Airport Hotel, 9300 Airport Boulevard, Orlando, Florida on Wednesday, May 16, 2007, at 1:00 p.m. to consider and vote upon:

  1.
  The election of four directors for the term expiring at the 2010 annual meeting of shareholders;

  2.
  The proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 29, 2007;

  3.
  A proposal to amend the Company's Restated Certificate of Incorporation to eliminate the plurality voting requirement for uncontested director elections;

  4.
  A proposal to amend the Company's Restated Certificate of Incorporation to reduce certain supermajority voting requirements to a simple majority vote;

  5.
  A proposal to amend the Company's Restated Certificate of Incorporation to reduce the vote required to approve certain business combinations and to amend the business combination provision; and

  6.
  Such other business as may properly come before the meeting and any adjournment thereof.

        The foregoing matters are described in more detail in the attached proxy statement.

        Please complete and sign the enclosed proxy card and return it promptly in the accompanying postage-paid envelope or vote your shares telephonically or electronically, as is contemplated by the voting materials. This will ensure that your vote is counted whether or not you are able to be present. If you attend the meeting, you may revoke your proxy and vote in person.

        If you are a shareholder of record and plan to attend the meeting, please check your proxy card in the space provided or indicate your intention to attend as instructed by the telephonic and electronic voting instructions. Your admission ticket will be mailed to you prior to the meeting date. If your shares are not registered in your name, please advise the shareholder of record (your broker, bank, etc.) that you wish to attend. That firm will provide you with evidence of ownership which will admit you to the meeting.

By order of the Board of Directors,

Thomas M. Roehlk Executive Vice President, Chief Legal Officer & Secretary
March 30, 2007

GENERAL INFORMATION

        This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors (the "Board") of Tupperware Brands Corporation (the "Company") of proxies to be voted at the annual meeting of shareholders of the Company to be held on May 16, 2007, and at any adjournment thereof. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about March 30, 2007.

Voting at the Meeting

        The Board has fixed the close of business on March 19, 2007 as the record date for determining shareholders entitled to vote at the meeting. On that date there were outstanding                        shares of the Company's common stock, each of which will be entitled to one vote. A majority of the shares entitled to vote at the meeting will constitute a quorum for the transaction of business.

        Shares will be voted in accordance with the instructions indicated in a properly executed proxy. If no instructions are indicated, such shares will be voted as recommended by the Board. A shareholder who has given a proxy may revoke it by voting in person at the meeting, or by giving written notice of revocation or a later-dated proxy to the Corporate Secretary of the Company at any time before the closing of the polls at the meeting. The Company has appointed an officer of Wells Fargo Bank, N.A., transfer agent for the Company, as the independent inspector to act at the meeting.

        The Company's Amended and Restated Certificate of Incorporation and its Amended and Restated By-Laws require the affirmative vote of a plurality of the votes cast at the meeting for the election of directors; the affirmative vote of a majority of the votes cast at the meeting for the approval of the independent auditors; the affirmative vote of 80% of the outstanding voting stock of the Company for the amendment of the Amended and Restated Certificate of Incorporation to require a vote of a majority of the votes cast at a meeting for the election of directors in uncontested elections, rather than a plurality vote; the affirmative vote of 80% of the outstanding voting stock of the Company for the amendment of the Amended and Restated Certificate of Incorporation to reduce the required vote by shareholders of 80% of the outstanding voting stock of the Company to approve a variety of actions; and the affirmative vote of the holders of (1) 80% of the outstanding shares of Common Stock and (2) 80% of the outstanding shares of Common Stock that are not owned by an "Interested Stockholder" or an "Affiliate" (as defined in Article IX of the Company's Amended and Restated Certificate of Incorporation) of any Interested Stockholder to reduce the required vote by shareholders of 80% of the outstanding voting stock of the Company to approve certain business combinations. Abstentions are not treated as votes cast for purposes of any of the matters to be voted upon at the meeting.

        Brokers who are registered shareholders owning shares on behalf of beneficial owners are required under stock exchange rules to obtain the instructions of beneficial owners before casting a vote on certain matters. In the absence of such instructions the broker may not vote the shares on such matters, and such a situation is referred to as a "broker non-vote." The voting matters relating to the amendments to the Company's Amended and Restated Certificate of Incorporation require a beneficial owner's instructions to a broker. No other voting items for this meeting involve the potential for broker non-votes. Broker non-votes are not treated as votes cast for purposes of any of the matters to be voted on at the meeting.

1.    Election of Directors

Board of Directors

        The Board is divided into three classes of directors. At each annual meeting, members of one of the classes, on a rotating basis, are elected for a three-year term. At the Company's 2008 annual meeting of shareholders, the Company intends to seek the approval of shareholders to declassify its Board of Directors, so that commencing in 2009, directors who stand for election will be nominated to serve a one-year term. All of the nominees are currently directors of the Company. The Board has nominated four directors for re-election at this meeting, each for a term expiring in 2010. They are Rita Bornstein, E.V. Goings, Joyce M. Roché and M. Anne Szostak.

        Unless otherwise specified, proxy votes will be cast for the election of all of the nominees as directors. If any such person should be unavailable for election, resign or withdraw, the Board has authority to either reduce the number of directors accordingly or designate a substitute nominee. In the latter event, it is intended that proxy votes will be cast for the election of such substitute nominee. Shareholder nominations of persons for election as directors are subject to the notice requirements described under the caption "Other Matters" appearing later in this proxy statement.

        The following pages contain information concerning the nominees and the directors whose terms of office will continue after the meeting. Unless otherwise indicated, each such person has served for at least the past five years in the principal business position currently or most recently held.

Nominee for Election as Director for the Term Expiring in 2010:

RITA BORNSTEIN, Ph.D., President Emerita of Rollins College, an independent comprehensive liberal arts college, after retiring in 2005. Term expires 2007. Age 70. First elected: 1997.
E. V. GOINGS, Chairman and Chief Executive Officer since October 1997. Mr. Goings serves as a director of SunTrust Bank of Central Florida, N.A. Term expires 2007. Age 61. First elected: 1996.

JOYCE M. ROCHÉ, President and Chief Executive Officer of Girls Incorporated, a national non-profit youth organization whose purpose is to inspire girls to be strong, smart and bold, since September 2000. Ms. Roché serves as a director of AT&T Inc., Federated Department Stores, Inc. and Anheuser-Busch Companies. Term expires 2007. Age 59. First elected: 1998.

M. ANNE SZOSTAK, President and CEO of Szostak Partners LLC, a consulting firm which advises CEOs on strategic and human resource issues, since June 2004. Prior thereto, Ms. Szostak served as Executive Vice President and Corporate Director of Human Resources of FleetBoston Financial Corporation, a diversified financial services company, since October 1998, as well as Chief Executive Officer of Fleet Bank of Rhode Island, a unit of FleetBoston Financial Corporation, from October 2001 until June 2004. Ms. Szostak serves as a director of Belo Corporation, ChoicePoint Inc., and Spherion Corporation. Term expires 2007. Age 56. First elected: 2000.

The Board recommends that you vote FOR the election of all of the nominees to the Board of Directors.

Directors continuing in office:

CATHERINE A. BERTINI, Professor of Public Administration, Syracuse University, since August 2005, after serving as Under Secretary General for Management of the United Nations since 2003. Prior thereto, Ms. Bertini was the Executive Director of the World Food Program of the United Nations for ten years. Term expires 2008. Age 56. First elected: 2005.

KRISS CLONINGER III, President and Chief Financial Officer of AFLAC, Inc., an insurance and financial services firm, since 2001. Mr. Cloninger also serves as a director of AFLAC, Inc. and Total System Services, Inc. Term expires 2009. Age 59. First elected: 2003.

CLIFFORD J. GRUM, Retired Chairman of the Board and Chief Executive Officer of Temple-Inland Inc., a holding company with operations in corrugated packaging, building products and financial services. Mr. Grum retired from his position at Temple-Inland Inc. in 1999. Mr. Grum also serves as a director of Trinity Industries, Inc. Term expires 2008. Age 72. First elected: 1996.

JOE R. LEE, Retired Chairman and CEO of Darden Restaurants, Inc., which owns and operates casual dining restaurants. Mr. Lee retired from his position at Darden Restaurants, Inc. in 2005. Mr. Lee serves as a director of SunTrust Bank of Central Florida, N.A. Term expires 2009. Age 66. First elected: 1996.

BOB MARBUT, Executive Chairman of Electronics Line 3000 Ltd., an electronic security technology company, since December 2004, and Chairman and CEO of its wholly-owned subsidiary, SecTecGLOBAL, Inc., since January 2003. Concurrently, since July 2005, he has served as Founder and Co-CEO of Argyle Security Acquisition Corporation, a security technology company. Prior to 2003, he was Chairman of Hearst-Argyle Television, Inc. since January 1, 2001. Mr. Marbut serves as a director of Hearst-Argyle Television, Inc., Valero Energy Corporation, Electronics Line 3000 Ltd. and Argyle Security Acquisition Corporation. Term expires 2009. Age 71. First elected 1996.

ANGEL R. MARTINEZ, President and CEO of Deckers Outdoor Corporation, an outdoor footwear manufacturer, since April 2005, after serving as President & CEO of Keen LLC, an outdoor footwear manufacturer, since April 2003. Prior thereto he served as an independent consultant in the footwear industry. Mr. Martinez also serves as a director of Deckers Outdoor Corporation. Term expires 2008. Age 51.

ROBERT J. MURRAY, Retired Chairman of New England Business Service, Inc., a business services company, after serving as Chairman and Chief Executive Officer from December 1995 until January 2004. Mr. Murray serves as a director of Delhaize Group, IDEXX Laboratories, Inc., LoJack Corporation and The Hanover Insurance Group, Inc. Term expires 2008. Age 65. First elected: 2004.

DAVID R. PARKER, Chief Operating Officer of The Archstone Partnerships, a leading fund of hedge funds manager, since January 2005 after serving as Managing Director of the firm since January 2003. Prior to this he was Managing Partner of Interprise Technology Partners, L.P., a technology and Internet-focused venture capital firm, since January 1999. Mr. Parker serves as a director of Spherion Corporation. Term expires 2009. Age 63. First elected: 1997.

J. PATRICK SPAINHOUR, Chairman and CEO of ServiceMaster Corporation since May 2006, after serving as Chairman and CEO of Ann Taylor Stores Corporation from 1996 until 2005. Mr. Spainhour is a director of Circuit City Stores, Inc. and ServiceMaster Corporation. Term expires 2009. Age 56. First elected: 2005.

Board Committees

        The Audit, Finance and Corporate Responsibility Committee, which held seven meetings in 2006, reviews the scope and results of the audit by the independent auditors, evaluates, selects and replaces the independent auditors and has approval authority with respect to services provided by the independent auditors and fees therefor. The Committee monitors the independent registered public accounting firm's relationship with and independence from the Company. In addition, it reviews the adequacy of internal control systems and accounting policies, as well as reviewing and discussing with management and the independent auditors the Company's financial statements and recommending to the Board inclusion of the audited annual financial statements in the Company's Annual Report on Form 10-K filed with the United States Securities and Exchange Commission. It also reviews and makes recommendations to the Board of

Directors concerning the Company's financial structure and financing needs and activities, and makes determinations regarding related party transactions, if any. Members of this Committee are Mr. Cloninger (Chairperson), Dr. Bornstein, and Messrs. Grum, Martinez, Murray and Spainhour. All such members are independent in accordance with New York Stock Exchange listing standards and the Board has determined that one member of this Committee (Mr. Grum) is an audit committee financial expert as defined by applicable rules. None of the members of this Committee serve on more than three audit committees.

        The Compensation and Management Development Committee, which held five meetings in 2006, makes compensation recommendations to the Board for the Company's senior management, including the Chief Executive Officer. It also directs the administration of and makes various determinations under the management incentive plans, appoints members of senior management to have responsibility for the design and administration of employee benefit plans, reviews employee benefit plan investment performance and policies, and ensures that the Company has a system of developing and evaluating key executives for management succession purposes. Members of this Committee are Ms. Szostak (Chairperson), Ms. Bertini, Ms. Roché and Messrs. Lee, Marbut and Parker, and all such members are independent in accordance with New York Stock Exchange listing standards. The Compensation and Management Development Committee of the Board of Directors establishes the executive compensation objectives of the Company, and administers the Company's compensation program within the context of those objectives. This Committee approves salary and incentive structures for executive management, specifically approves salaries and incentive programs for corporate officers, and recommends for the approval of the full Board of Directors the salaries and incentive programs for those corporate officers at or above the level of senior vice president, including each of the named executive officers. While this Committee may specifically set the salary and incentive program for any key executive below the level of corporate officer, the Committee as a general matter delegates this role to senior management. The Company's executive vice president and chief human resources officer and chief executive officer recommend all officer-level compensation actions, except that the chief executive officer is not involved in any recommendation concerning his own compensation. The chief executive officer's compensation is recommended by the Committee after consultation with its compensation consultants, which it directly engages, as authorized by its charter. In 2006, the Committee engaged the services of Hewitt Associates and Mercer Human Resources Consulting to provide evaluations of performance target practices, executive compensation statistics, Company comparator group analysis and change-in-control practices and cost analysis.

        The Nominating and Governance Committee, which is newly-established and did not meet in 2006, identifies and reviews qualifications of and recommends to the Board candidates for election as directors of the Company, and also acts on other matters pertaining to Board membership. This Committee evaluates and determines the criteria for selection of a director candidate in the context of the continuing makeup of the Board of Directors based on the facts and circumstances of the Company. Once such criteria have been determined, the Committee conducts a search for qualified candidates, which may include the use of third-party search organizations or solicitations of nominee suggestions from management or the non-management members of the Board. The Committee believes that the criteria for consideration as a candidate for selection should include, at a minimum, experience in managing a consumer products business or an international business or organization, experience as a chief executive officer, chief operating officer or other senior position with a public company, or possession of financial expertise. After compiling background material on potential nominee candidates, management provides an analysis against Committee-established criteria and promising candidates are interviewed by management and non-management directors, including the chairpersons of the board committees. As part of this process, a determination is made relating to a candidate's possible schedule conflicts, conflicts of interest, concerns over independence and financial literacy or expertise. If a third-party search firm is paid a fee for a search it identifies potential candidates, meets with appropriate members of management to clarify issues and requirements, communicates with candidates, arranges for interviews with management and directors, and prepares materials for consideration by the Committee. The Committee also considers any recommendations of shareholders as to candidates for Board membership. Any shareholder who desires to propose to the Committee a candidate for Board membership should send to the attention of the Corporate Secretary of the Company, 14901 S. Orange Blossom Trail, Orlando, Florida 32837, a letter of recommendation containing the name and address of the proposing shareholder and the proposed candidate, a written consent of the proposed candidate and a complete business, professional and educational background of the proposed candidate. Candidates recommended by shareholders following this process will be evaluated by the Committee using the same criteria used to evaluate other director candidates. The Committee also evaluates the corporate governance characteristics of the Company and makes recommendations to the Board of Directors in regard thereto. This Committee also determines compensation of non-management directors of the Company. No aspect of this determination is delegated to management, although the Committee does request the recommendation of the Company's executive vice president and chief human resources officer and its chief executive officer. This Committee is authorized to engage directly a compensation consultant. In 2006, Hewitt Associates, was engaged to perform a benchmarking study and to make a recommendation on director compensation. Members of this Committee are Ms. Szostak, Ms. Roché, and Messrs. Cloninger, Grum, Murray and Parker (Chairperson), and all such members are independent in accordance with New York Stock Exchange listing standards. Mr. Parker also serves as the Company's Presiding Director.

        The Executive Committee, which did not meet in 2006, has most of the powers of the Board and can act when the Board is not in session. Members of this Committee are Mr. Goings (Chairperson), Ms. Szostak and Messrs. Cloninger and Parker.

Board Meetings and Annual Meeting of Shareholders and Directors' Attendance

        There were six Board meetings held in 2006. No director attended fewer than 75 percent of the aggregate of Board meetings and committee meetings on which the director served as a committee member. The Board has adopted Corporate Governance Principles which are set forth on the Company's website and which provide, in part, that directors should be available to attend scheduled and special Board and committee meetings on a consistent basis and in person, as well as to attend the annual meeting of shareholders. Ten of the Board's thirteen directors attended the Annual Meeting of Shareholders in 2006.

Corporate Governance

        The Board has established corporate governance guidelines, a code of conduct for its officers, employees and directors, a code of ethics for financial executives and charters for the key committees of its Board of Directors. The codes apply to the Company's principal executive officer, principal financial officer and principal accounting officer, among others. These corporate governance documents may be viewed by accessing the Company's website at www.tupperwarebrands.com. Copies of these documents may also be obtained through a request in writing to the Corporate Secretary's Department, Tupperware Brands Corporation, P.O. Box 2353, Orlando, Florida 32802-2353. The Company will, to the extent required by law or regulation, disclose on its website if and when there are any waivers of or amendments to its code of conduct or code of ethics.

        In addition, the Company has implemented written, telephonic and electronic means for interested parties to communicate directly with the Company's compliance officers or with the non-management members of the Company's Board of Directors. Communications from interested parties to non-management directors are routed to the chairperson of the Audit, Finance and Corporate Responsibility Committee of the Board of Directors, who then determines whether such communication shall be distributed to all non-management directors, make such distribution, if so determined, and oversee any reaction to such communications by the Board of Directors, if appropriate. Instructions regarding the various means to communicate with the Company's compliance officers or the Board of Directors are located at TupperwareBrands.com\Investor Relations\Corporate Governance\Code of Conduct. These procedures allow for such communications to be confidential, and if desired, anonymous. Interested parties may contact the Company's non-management directors by writing to Board of Directors, c/o Tupperware Brands Corporation, Post Office Box 2353, Orlando, Florida 32802-2353, USA. The website also includes an online form that may be used to communicate electronically. Lastly, communication may be made telephonically via a confidential toll free hotline at 877-217-6220 in the United States and Canada or by calling collect to 770-582-5215 from all other locations. If the operator asks for a name when calling collect, to remain anonymous, the caller may respond "Tupperware". The hotline is staffed by multi-lingual professionals available through an independent company called The Network. The caller may direct the report to the Board of Directors by so advising The Network.

        Each regularly-scheduled meeting (excluding telephonic meetings) of the Board of Directors includes an executive session of the non-management members of the Board of Directors. The Company established the position of Presiding Director in 2006, which position is presently filled by David R. Parker. The Presiding Director acts as the chairperson of the executive sessions of the non-management members of the Board and currently serves as the Chair of the Nominating and Governance Committee, in addition to having other duties.

        The Board of Directors has affirmatively determined that each of the following non-management members of the Board (or entity with which such director is affiliated) has no material relationship with the Company, taking into consideration all relevant facts and circumstances, including without limitation, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships and the categorical standard discussed below, and therefore that each such member is independent, in accordance with New York Stock Exchange listing standards: Catherine A. Bertini, Rita Bornstein, Kriss Cloninger, III, Clifford J. Grum, Joe R. Lee, Bob Marbut, Angel R. Martinez, Robert J. Murray, David R. Parker, Joyce M. Roché, J. Patrick Spainhour and M. Anne Szostak. The Board of Directors has adopted a categorical standard which permits a transaction, relationship or arrangement between a director and the Company to exist in which the annual financial amount involved does not exceed the greater of $1 million or two percent of the consolidated gross revenue of the Company or the organization with whom the non-management director is affiliated, whichever is lower. Any such permitted transaction, relationship or arrangement shall be deemed immaterial and shall not constitute a conflict of interest preventing a determination that a director is independent. In determining that Ms. Roché and Dr. Bornstein are independent, the Board of Directors considered the financial contributions by the Company to Girls, Inc. and Rollins College, respectively.

SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth the number of shares of the Company's common stock beneficially owned by each of the directors, by each of the executive officers named in the Summary Compensation Table and by all directors and all executive officers of the Company as a group on March 19, 2007, unless otherwise indicated in the footnotes. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown unless otherwise indicated. No director or officer owns more than 1 percent of the Company's common stock, except Mr. Goings, who owns 2.92 percent. Directors and officers as a group own 6.90 percent of the Company's common stock.

Name	Sole Ownership	Shared Ownership or held by or for Family Members	Shares that may be acquired within 60 days of March 19 (1)	Restricted Stock (2)	Retirement Savings Plan-401(k)	Total Shares Beneficially Owned
Catherine A. Bertini	3,623	0	5,712	1,500	0	10,835
Rita Bornstein	8,339	0	25,712	1,500	0	35,551
Kriss Cloninger III	9,837	0	13,712	1,500	0	25,049
R. Glenn Drake	17,316	0	200,542	18,000	27,283	263,141
E.V. Goings (3)	255,478	69,632	1,293,317	148,000	2,658	1,769,085
Clifford J. Grum	31,676	23,000	29,712	1,500	0	85,888
David T. Halversen	10,962	0	133,854	18,000	8,945	171,761
Joe R. Lee	22,052	0	27,712	1,500	0	51,264
Bob Marbut	30,090	0	25,925	1,500	0	57,515
Angel R. Martinez	1,183	5,369	18,712	1,500	0	26,764
Robert J. Murray	10,583	0	9,712	1,500	0	21,795
David R. Parker	14,694	0	28,212	1,500	0	44,406
Michael S. Poteshman	12,342	0	100,791	12,000	2,896	128,029
Joyce M. Roché	10,952	0	19,319	1,500	0	31,771
Thomas M. Roehlk	2,942	17,040	183,987	12,000	0	215,969
J. Patrick Spainhour	2,347	0	1,712	1,500	0	5,559
M. Anne Szostak	8,226	0	18,712	1,500	0	28,438

Subtotal	452,642	115,041	2,137,355	226,000	41,782	2,972,820

All directors and executive officers as a group (29) (including the named individuals above)	549,770	116,852	3,077,829	333,000	99,180	4,176,631

(1)
Includes stock options granted under the Company's 1996, 2000, 2002 and 2006 Incentive Plans and the Director Stock Plan. Also includes 1,500 shares of restricted stock which are expected to be granted to each Director on May 16, 2007 under the Director Stock Plan. In addition, it includes the estimated shares of common stock that will be paid in lieu of cash fees under the Director Stock Plan at the end of the first quarter of 2007. For calculation purposes, a $23.50 stock price was used to estimate shares received by each director during the first quarter of 2007.

(2)
Holders of restricted stock have the ability to vote such shares, but do not have any investment power (i.e., the power to dispose or direct the disposition) with respect to such shares.

(3)
This amount includes 95,600 shares held by Mr. Goings in sole ownership that are pledged as security for the repayment of an outstanding loan under the Management Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5 percent of the Company's common stock, which is the Company's only class of outstanding voting securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	7,165,000	(1)	11.8
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	6,332,000	(2)	10.47

(1)
As of December 31, 2006, Capital Research and Management Company held sole dispositive power and no voting power with respect to such shares, according to its Schedule 13G/A filed on February 12, 2007.

(2)
As of December 31, 2006, Lord, Abbett & Co. LLC held sole voting and dispositive power with respect to such shares, according to its Schedule 13G/A filed on February 14, 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the common stock of the Company, to file with the Securities and Exchange Commission reports relating to their ownership of the Company's common stock and changes in such ownership. Based solely on a review of the reports that have been filed by or on behalf of such persons and written representations from our directors and executive officers that no other reports were required, the Company believes all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with for the Company's 2006 fiscal year, with the exception of Robert F. Wagner, an officer of the Company. Mr. Wagner inadvertently failed on six separate occasions to report the acquisitions of shares, which were the result of reinvestments of dividends through his brokerage account. These shares were subsequently reported on a Form 5 filed on February 6, 2007.

TRANSACTIONS WITH RELATED PERSONS

Policy

        The Board of Directors of the Company has adopted a written policy regarding the review, approval and ratification of transactions with related persons. Under this policy, any such transaction shall be subject to review, approval and (if applicable) ratification by (1) the Chairman and Chief Executive Officer of the Company, and (2) the Audit, Finance and Corporate Responsibility Committee of the Board of Directors (or, if determined by that Committee, by all of the independent directors of the Company). Transactions which are covered by this policy include all transactions which would be the subject of disclosure under applicable securities laws and regulations. The standard of review to be employed in such determinations shall be to take into consideration factors relevant to the transaction, such as the size of the transaction, the amount payable to, or by, the related person, the nature of the interest of the related person in the transaction, whether the transaction may involve a conflict of interest, and whether the transaction involves goods or services available to the Company from unaffiliated third parties with comparable terms and conditions.

Transactions

        In October 2000, a subsidiary of the Company adopted the Management Stock Purchase Plan, pursuant to which such subsidiary loaned amounts to eight executive officers of the Company, who had loans outstanding at some point during 2006. The proceeds of the loans were used to purchase shares of common stock of the Company, which were pledged to secure the repayment of the loans. The purpose of the foregoing loan transactions was to enable the borrowers to substantially increase their ownership in the common stock of the Company and to serve as an incentive for performance to increase shareholder value. In addition to the above loans, in November 1998 the Company loaned $7.65 million under a non-interest bearing, non-recourse basis to Mr. Goings to enable him to purchase 400,000 shares of the common stock of the Company. In 2006, the outstanding balance of the 1998 loan was repaid in its entirety through a surrender of shares of common stock to the Company. Based upon the provisions of the Sarbanes-Oxley Act of 2002, no further loans to executive officers or directors are permitted. The details of the foregoing indebtedness are as follows:

				Interest Amount
Name	Largest Principal Outstanding in 2006	Outstanding Balance as of 3/25/07	Principal Amount Paid in 2006
				Interest Rate	Paid in 2006
Carl Benkovich	$138,878	$108,122	$31,187	5.96%	$7,320
Lillian D. Garcia	279,446	0	270,183	5.96	6,492
E.V. Goings	2,362,536 7,260,535	1,585,090 0	762,330 7,260,535	5.96 N/A	147,770 N/A
Josef Hajek	242,085	184,451	53,940	5.96	14,099
C. Morgan Hare	421,112	318,167	99,750	5.21	22,215
Michael S. Poteshman	111,575	0	111,738	5.96	1,968
Christian E. Skoeder	673,604	434,394	237,905	5.96	37,741
Jose R. Timmerman	348,590	233,882	112,377	5.96	21,892

REPORT OF THE AUDIT, FINANCE AND CORPORATE RESPONSIBILITY COMMITTEE

        The Audit, Finance and Corporate Responsibility Committee of the Board of Directors (under this heading, the "Committee") has reviewed and discussed with management the audited financial statements of the Company for the year 2006, which management has represented to the Committee have been prepared in accordance with accounting principles generally accepted in the United States of America and PricewaterhouseCoopers LLP has concurred in such representation in its opinion relating to such audited financial statements. The Committee discussed with representatives of PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards Number 61. In addition, the Committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by the Independence Standards Board Standard Number 1 (Independence Discussions with Audit Committee) and has discussed with that firm its independence, and has considered whether the provision of non-audit services is compatible with maintaining such firm's independence.

        Management has responsibility for establishing and maintaining the Company's internal control system and its financial reporting process, and PricewaterhouseCoopers LLP has responsibility for auditing the Company's consolidated financial statements, its process for evaluating its internal controls and its internal control system in accordance with auditing standards generally accepted in the United States of America and issuing an audit report. The Committee monitors and oversees these processes.

        Based upon the foregoing disclosures, representations, reports and discussions, the Committee recommended to the Board of Directors that the audited financial statements for the Company's 2006 fiscal year be included in the Company's Annual Report on Form 10-K for the year ended December 30, 2006.

                  Audit, Finance and Corporate Responsibility Committee
                  Kriss Cloninger III, Chairperson
                  Dr. Rita Bornstein
                  Clifford J. Grum
                  Angel R. Martinez
                  Robert J. Murray
                  J. Patrick Spainhour

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Administration and Oversight

        The Compensation and Management Development Committee of the Board of Directors (under this heading, the "Committee") establishes the executive compensation objectives of the Company, and administers the Company's compensation program within the context of those objectives. This Committee reviews specific salaries and incentive programs for corporate officers, and recommends for the approval of the full Board of Directors the salaries and incentive programs for those corporate officers at or above the level of senior vice president, including the chief executive officer. While this Committee may specifically set the salary and incentive program for any key executive below the level of corporate officer, the Committee as a general matter delegates this role to senior management. The Company's executive vice president and chief human resources officer and chief executive officer recommend all officer-level compensation actions, both equity and non-equity in nature, except that the chief executive officer is not involved in any recommendation concerning his own compensation. The chief executive officer's compensation is determined by recommendation of the Committee in consultation with the Committee's compensation consultants and is approved by the independent directors on the full board.

Company Background

        The Company is more complicated than the average corporation. The sales force is largely comprised of agents who are not employees and, therefore, must be motivated through compensation models, recognition and other indirect mechanisms. Due in part to this difficulty of motivating the diverse independent sales force members in many markets, as well as managing the various business models throughout the world, the Company takes such matters into account when developing its executive compensation practices.

        The Company seeks to structure its operations in the most efficient manner, including minimizing the impact of income taxes. As a result, it incurs more pretax costs than if its objective was solely to maximize pretax income. Therefore, the Committee must include both consideration of pre-tax and after-tax income in determining management performance. Certain of the named executive officers' (the "NEOs") incentive compensation is based primarily upon the net (after-tax) income measure, while other of the NEOs' compensation is based upon a combination of segment (pre-tax) profit and net income.

        Although the Company seeks patent protection on many of its new Tupperware products, historically other manufacturers have developed similar products and sold them through retail channels at substantially lower prices. For that reason, the Company must continue to develop new products and improvements of the existing line in order to keep the sales force energized. Although the Company sells these products in both developed and developing countries, the gross margin in developed countries is in some cases higher, although this is normally partially offset by higher promotional costs.

        The Company has experienced a difficult selling environment in its Tupperware Germany, Japan and United States businesses and management has been attempting to re-energize its business model for such businesses, as well as to reduce their overhead. The benefit from these efforts may not be apparent in the consolidated results of the Company in the near term but are important for future growth..

        In many areas of the world, women spend a higher proportion of their available resources on beauty and personal care products than traditional Tupperware® brand products. Also, beauty products are consumable; and therefore there is a bigger opportunity for recurring business. The Company made a strategic decision in 1999 to expand its direct selling operations through acquisitions to include beauty products, which eventually led to two major transactions.

        The first acquisition was the purchase of BeautiControl, Inc. in October, 2000. The second acquisition was the purchase of the direct selling beauty operations of Sara Lee Corporation in December 2005. The intangible assets acquired in this acquisition consisted primarily of the existing independent sales forces, which were valued at $62 million, and this value is being amortized over its estimated life, resulting in $24.4 million of expense in 2006. The sales force in the acquired businesses actually grew in 2006. This non-cash cost was not considered in setting the performance goals for the Company and consequently was also not included in measuring achievement.

        Performance metrics used in the Company's compensation program normally include profit growth, sales growth, control of working capital and maximization of overall cash flow. These metrics often include increasing payout percentages with increased sales, since there is normally a high level of profit associated with incremental sales. After-tax income is normally more important than pre-tax income, but the Committee also includes a judgment on investment to increase future growth.

        Normally performance goals and their measurement are related to an executive's area of responsibility. Goals for the NEOs are based in whole, or in part, upon consolidated results. Since the Company has diverse operations, historically some areas of the world have out-performed in any given year while other areas have under-performed, in which case there is no incentive compensation for management responsible for those operations.

        Growth of the Orlando, Florida metropolitan region has created increased value for some excess land adjacent to the Company's headquarters. Valuation in the early 1990s indicated that the Company could expect to achieve as little as $30 million in a tract sale of this acreage. The Company elected to develop this property including streets and normal subdivision activities. Zoning was achieved for specific parcels and sales to date have exceeded $58 million, with additional tracts to be developed and sold with up to $70 million in incremental proceeds currently foreseen. This has been a key strategy, although the income generated from this activity is not included in setting general incentive plan goals or in measuring achievement against those goals, but only as a special incentive program for two of the NEOs, including the Chairman & CEO. This special incentive program was terminated effective December 30, 2006.

Executive Compensation Objectives and Policies

        The Company's policies regarding executive compensation emphasize performance-driven programs, coupled with market competitive pay practices that align the interests of management with those of shareholders.

        To ensure that the Company is able to attract, motivate, and retain key management, the total compensation package is generally benchmarked at the median level versus market. For the Chairman & CEO, however, the total compensation package is benchmarked at the 75th percentile versus market. Because of the tenure and abilities of the Chairman & CEO, including his seasoned experience in the global direct selling industry, the Board of Directors would like to retain him to ensure that critical strategies for the business are implemented. The expertise of the Chairman & CEO makes him a viable candidate to manage a much larger business. Structuring a compensation program with appropriate retention incentives is therefore an important goal of the Company's compensation package for its Chairman & CEO.

        The Committee completed its annual compensation competitive benchmarking using survey data and a newly defined Comparator Peer Group for the Company, using the services of its compensation consultants. The data included market values (medians and/or averages) for salaries, bonuses, stock options, restricted stock, other long-term incentive components, and total cash compensation provided by companies with which the Company may compete for executive talent. The companies that were included in the benchmarking process were public companies with 2005 revenues of between $0.6 and $8.1 billion, market capitalization exceeding $1 billion, and product lines in household durable products, consumer goods or beauty products or companies that operate using a direct-selling distribution method. The median 2005 revenue of the Comparator Peer Group was $2.4 billion. The 15 companies that make up our benchmarking Comparator Peer Group are as follows:

        Direct Selling Companies: Avon Products, Inc., Blyth, Inc. (Party Lite), Herbal Life Ltd., Nu Skin Enterprises, Inc.

        Beauty Companies: Estee Lauder Companies, Inc., Alberto Culver Co., Elizabeth Arden, Inc.

        Other Consumer Products Companies: Newell Rubbermaid, Inc., Clorox Co., Jarden Corp., Energizer Holdings, Inc., Spectrum Brands, Inc., Church & Dwight Co, Inc., AptarGroup, Inc., Playtex Products Inc.

        In determining its performance goals for target payouts under the Company's pay-for-performance plans, one factor the Committee uses is the median historical performance of the Company's Comparator Peer Group. For maximum payouts, the Committee uses the historical 75th percentile performance level of the Company's Comparator Peer Group. Other factors that are used in determining these goals are perceived shareholder expectations for performance, expected future Comparator Peer Group performance, other market conditions, the prior year's Company performance and a bottom-up understanding of what performance is achievable given past Company performance trends in its operations.

        Each NEO's total compensation is the product of an approach which seeks to reward the NEO equally based upon short-term and long-term performance. The long-term compensation is designed to reward the NEO equally between cash-based and equity-based incentives, in an effort to create a significant alignment with shareholder interests. The Company's long-term incentive program has three components: stock options, performance restricted stock or restricted stock, and a performance share plan that pays out in cash. Total compensation is normally weighted more heavily on cash, and most of this is through pay-for-performance programs. This weighting is attributable to the Company's high dilution level in stock-based incentives and the desire to conserve the use of shareholder-approved incentive plan share reserves. With the exception of change-in-control related compensation, no material increases or decreases were implemented in connection with the compensation of the NEOs in 2006.

        The Company's incentive compensation and stock options are primarily "at risk," contingent upon either the successful completion of performance goals or an increase in the Company's stock price. Incentive compensation is primarily based upon financial results related to the executives' scope of responsibility and only secondarily based upon individual performance objectives. In addition, incentive compensation is generally balanced between rewarding short-term and long-term performance.

        Performance metrics that may be used as compensation program goals include specified levels of net income or earnings per share from continuing operations, operating income, revenues, return on equity, return on operating assets, stockholder return (measured in terms of stock price appreciation), total shareholder return (measured in terms of stock price appreciation plus cash dividends), achievement of cost control targets, working capital turns, inventory turns, cash flow, economic value added, segment profit or sales force growth. Performance goals may be based on the results of certain geographic or business unit areas or of the enterprise as a whole. Individuals whose performance metrics are related to net income are generally limited to NEOs, senior executives and corporate staff. In addition, an NEO who has responsibility for a group of operating units may have a portion of his performance metric based upon segment profit for such operating units. In 2006, the NEOs' incentive compensation primarily focused on overall net income and segment profit.

        Except for occasions when equity may be granted to a newly-hired executive, the Committee generally grants stock awards in November at its regularly-scheduled meeting. The date of the meeting and grant is typically after the release of third-quarter results and prior to the beginning of December. If there was any material undisclosed information, the Committee would delay the date of making annual grants until such time as such information was disclosed. In the case of stock options, such grants have an exercise price equal to the closing market price of the Company's common stock on the date of grant.

        Gains from past equity and cash incentives are not factored into the establishment of other compensation, such as for retirement. However, the Committee does set executive compensation in light of individual tally sheets prepared by management, which contain a complete picture of each executive's compensation elements.

        The components of executive compensation noted below are determined primarily by the following factors: (a) the level and scope of responsibility of the executive; (b) the impact the executive could make on the business; (c) the market competitiveness of the compensation elements and total compensation; and (d) our short- and long-term goals.

Recapture of Awards and Payments

        In 2006, the Board of Directors adopted a policy to recoup from executives any bonuses paid or shares of Company stock received from a stock award, or to cancel a stock award, in the event that the executive benefited from his or her actions leading to the restatement of financial results of the Company. Any action arising from the implementation of this policy shall be determined by the Committee, in its sole discretion.

Annual Salary and Bonuses

        The primary short-term cash vehicles are base salary and bonus. Annual base salary is considered a key element in the objective of attracting, motivating and retaining talented executives. Base salary is reflective of the competitive marketplace and individual performance is recognized through annual merit increases. Annual salary is set within ranges and based upon an individual's work experience, performance, level of responsibility, impact on the business, tenure, and potential for advancement. Ranges of salary are determined by competitive comparisons based on market surveys and the Company's Comparator Peer Group. Surveys of executive compensation prepared by executive compensation consulting firms are used in this process. A merit increase budget is determined on an annual basis taking into consideration market trends, inflation, and individual and company performance. Base salary is reviewed annually referring to competitive data described in the competitive benchmarking discussion above. The Chairman & CEO makes salary recommendations to the Committee for the other executive officers. The salary recommendations for those officers participating in the Committee meeting are discussed in a non-management executive session. The Committee recommends to the full board any salary change for the Chairman & CEO and the other NEOs.

        The annual incentive program is structured to reward individual participants with the objective of driving improved financial performance. This program includes net income or segment profit goals at a threshold, target and maximum level, with the potential award increasing accordingly. Under this program, the NEOs have the potential to earn a percentage of their annual salary, ranging from 50%-100% at target payout, with an incremental payout opportunity of up to 200% of target payout for maximum performance, and up to 300% if a super-maximum performance goal is achieved. For those whose incentives are based on enterprise wide performance, there has not been achievement of a super-maximum opportunity other than in 1996. The annual incentive program has a discretionary component that allows for rewarding individuals for accomplishing their personal performance objectives, even when financial goals set at the beginning of the year are not met, at a level that is generally 25% of the target award opportunity. Personal performance objectives are set by the Board of Directors in the case of the Chairman & CEO and in the case of the other NEOs the Chairman & CEO approves personal performance objectives, all of which are set in advance of the end of the first quarter of the performance period and relate to individual duties applicable to each NEO's specific job responsibilities. The Committee exercises this discretion regarding individual performance, and no discretionary components were utilized in connection with 2006 incentive payouts. Annual cash incentive programs typically include certain "tripwires" which, if not met, result in a material decrease in the amount of incentive compensation that would have been paid to an executive based on actual financial performance compared with program goals. Further, a cash-flow goal is established for select units, groups of units and the Company as a whole that, if met, result in a 10% increase to the incentive award earned based on actual financial performance versus program goals.

        The performance goals for this program may include any of the performance metrics identified above under the heading "Executive Compensation Objectives and Policies," and may differ in both business enterprise results and financial measures in the case of individual executive officers. In each case, however, increasingly more difficult performance levels are necessary to reach the higher levels of bonus. Generally the annual incentive plan targets are set by the Committee based upon achieving net income at the prior year's actual net income to achieve threshold level, with growth rates of (in the case of 2007) 2%-12% over the prior year's actual net income necessary to reach target and maximum levels of bonus opportunity. Annual incentive program goals will typically exclude certain items which may not be indicative of operating performance, such as re-engineering charges or real estate sales proceeds.

Long-Term Cash Incentives

        Long-term cash incentive programs are established annually for the NEOs with financial goals for cumulative three year earnings per share and cash flow performance. Under these programs, earnings per share and cash flow are measured the same way as under the annual incentive program, i.e. excluding certain items. The earnings per share included within the three-year goal includes a net income goal within the range of goals used for the annual incentive plan, converted to earnings per share using the number of diluted shares as of the start of the program. The earnings per share used for each of the following two years in arriving at the target under the program is typically 5%-8% percent higher than the prior year. The target cash flow goal is equal to the cumulative three-year earnings per share goal, converted into a dollar amount using the diluted shares of the Company as of the beginning of the program. In addition to a target goal determined in the manner described above, the programs also include a threshold and maximum where the threshold goal has been modestly below the target and the maximum goal has been 8% to 10% higher than the target. Earned awards are paid in cash, based upon a pre-defined number of performance share units at an amount dependent on the Company's stock price at the end of the three-year performance period. The number of units earned can vary from none for below threshold performance to 150% of target at maximum performance. The value of this program is considered when determining the competitive level of the long-term incentive component of compensation, including equity. Performance targets used for this program in the 2004-2006 cycle for all NEOs are set forth under the caption "Compensation of the Chairman & CEO" below.

        Certain NEOs in large or otherwise important markets, or groups of markets, participate in long-term "gainsharing" incentive programs that reward participants for growth in sales and profit above a targeted level, which are intended to be incrementally more difficult than achieving annual incentive plan goals. A gainsharing incentive also serves as a retention tool for critical leaders of units or groups of units. Both the performance share and gainsharing programs are considered key in accomplishing the Company's long-term financial objectives and implementing strategic objectives. The Chairman & CEO does not participate in a gainsharing program.

        Special bonus programs may be established from time to time, whose purpose is to achieve certain specific objectives that may be unique. Previously, two of the NEOs, including the Chairman & CEO, participated in a bonus program related to land development, the goals of which are described in the Company Background section. Under this program, a cash payment was triggered by the sale of property. For 2006, $241,414 was paid to two NEOs for generating $16.6 million of real estate proceeds. Although bonuses were paid for this activity in the past, this program has been eliminated as of December 30, 2006.

Long-Term Stock-Based Incentives

        On an annual basis, the Committee grants stock-based incentive awards to executives in order to align such executives' interests with those of shareholders and to serve as retention devices. Such awards are either in the form of a stock option, stock appreciation right, restricted stock, performance-restricted stock, or a combination thereof, and are made to a group of executive management and officers that participates in the annual incentive plan. The total mix of these equity elements, coupled with cash paid pursuant to the performance share plan, where applicable, is considered in evaluating market competitiveness of the Company's long-term incentive programs. Stock options are granted with exercise prices equal to the closing price on the New York Stock Exchange of a share of common stock on the date of grant, with pro-rata vesting at the end of each of the following three years. To date, the Committee has issued only one stock appreciation right to an executive, and the right was exercised in 2004. Restricted stock grants typically were made with the release of restrictions at the end of three years, although the 2006 grant provides that for the restriction to lapse, a performance requirement based on sales and earnings per share growth must be achieved within three years. An NEO receiving both a stock option grant and a restricted stock or performance-restricted stock award in any one year receives an option grant on a lower number of shares from what would otherwise have been granted.

        Allocation of each type of long-term compensation incentive is based on the level of the participant as well as the market competitiveness and the advice of the Committee's compensation consultants. The Committee takes into account the annual incentive program target bonus, a designated multiplier based on level, and the current Black-Scholes value of a notional stock price value to arrive at a specific number of stock options to allocate. Since the multiplier that is applied is a range, stock option allocation is utilized as a vehicle to award an option on more shares to those executives that are considered critical to the business, high performers, or high potential talent.

        An NEO generally forfeits any unvested stock option and restricted stock award upon ceasing employment. This element of compensation is considered important in achieving all of the compensation objectives identified above. The use of restricted stock is, in particular, intended to achieve the primary objectives of attracting and retaining talented executives.

Stock Ownership

        The Committee requires that the NEOs acquire, over a five-year period following appointment, and hold a certain amount of Company stock equal to a multiple of the amount of annual salary. For the Chairman & CEO, the amount is equal to a multiple of five times annual salary, for the President and Chief Operating Officer and the Group Presidents the amount is equal to a multiple of three times annual salary, and for the remainder of the NEOs the amount is equal to a multiple of two times annual salary. All of the NEOs currently meet the stock ownership requirements. The Company prohibits executives from hedging the economic risks involved in the ownership of Company stock through the use of derivative instruments based upon Company stock.

Health and Welfare Plans and Perquisites

        The NEOs receive certain health and welfare benefits, as well as perquisites. Health and welfare benefits include medical and dental insurance equal to that provided to other employees, basic life insurance which is available to other employees, and executive life insurance which provides an additional coverage amount equal to a year's salary. Executive officers are also eligible for the following perquisites: car allowance, financial and tax planning and country club membership. Perquisites are provided in order to provide a total compensation package which is competitive with the marketplace for senior level executives.

Retirement and Savings Plans

        Savings plan programs for NEOs include a qualified retirement savings plan (401K) and supplemental retirement savings plans. The Chairman & CEO participates in a Supplemental Executive Retirement Plan ("SERP"), which provides for an annual benefit of 3 percent of final average SERP-eligible pay multiplied by the credited years of service, up to 20 years, which is offset by other Company retirement plan obligations. Final average SERP pay means the highest average cash compensation, taking into account salary plus bonus, over a consecutive three-year period during the last five years of credited service. Mr. Goings has 14 years credited service under the SERP, and the present value of his accumulated benefits is $5,344,423, assuming retirement at age 65, and after offsetting other company benefits. The SERP is considered by the Company as a critical element of total competitive compensation in the Company's efforts to retain the services of the current Chairman & CEO as discussed above under the heading "Executive Compensation Objectives and Policies."

Severance and Change-in-Control Agreements

        In 2006, the Committee engaged its compensation consultant to review change-in-control agreements in place and to recommend modifications to the agreements to ensure competitiveness in the market. The Committee approved having agreements with the following major provisions, which substantially reduce the benefits in the event of a change-in-control compared with previous agreements:

  •
  The NEOs would receive a benefit of 3 times salary and annual bonus at target, along with payment of pro-rata bonus calculated at target in the year of termination.

  •
  All long-term cash bonus programs are excluded from the change-in-control multiplier provisions. Such programs would instead be paid under the terms of existing shareholder-approved plans on a pro-rated basis for the elapsed portion of the performance period, and the payouts would be at the target level.

  •
  Benefits under the change-in-control agreements would only be earned in the event of a "double trigger" (i.e. change-in-control and termination).

  •
  Welfare benefits have been reduced to a period equal to the three-year salary continuation period.

  •
  Limitation on the amount paid for outplacement services to $50,000 per executive.

  •
  Immediate vesting of all outstanding stock options and restricted stock.

  •
  Outstanding stock options remain exercisable throughout their term.

  •
  Modified gross-up provision that provides a payment equal to the excise tax and the income tax on the excise tax if the total aggregate payments calculated for the executive are greater than 120% of their "safe harbor" amount (the highest amount that the aggregate payments may be without triggering an excise tax).

        The Company has a severance agreement with the Chairman & CEO pursuant to which he would be paid two times the sum of his base salary and target bonus and receive other benefits in the event his employment is terminated without cause. Other benefits include the vesting of all long-term incentive awards and twenty-four months of continued medical and dental insurance coverage. The payments under this contract would be reduced on a dollar-for-dollar basis by any amounts paid under his change-of-control arrangement.

Compensation of the Chairman & CEO

        The Committee generally applies the compensation philosophy and policies described above in determining compensation recommendations for the Chairman & CEO. However, under the total compensation package for the Chairman & CEO, the goal is to target a total compensation opportunity at the 75th percentile of market. Besides the specific financial targets that apply under the compensation programs in which the Chairman & CEO participates, there are personal objectives that the Board of Directors reviews to evaluate performance. Specifics on the Chairman & CEO compensation are disclosed in the Summary Compensation Table.

        Under a 1998 non-recourse loan agreement, the Chairman & CEO borrowed $7.65 million to buy 400,000 shares of the Company's stock. The loan was secured by the purchased shares. Under the terms of the loan, the Chairman & CEO made $550,000 of mandatory cash prepayments and then, following the Company's third quarter earnings press release, settled on October 26, 2006 the then outstanding $7.1 million balance of the loan by surrendering 330,368 shares of the stock having a market value equal to the loan balance. As a result of all of these transactions, the Chairman & CEO retained 69,632 shares.

        In 2006, the Company had net income of $94.2 million, compared with $85.4 million in 2005. As measured for incentive performance, excluding the benefit of land sales and an insurance recovery, re-engineering costs and amortization of intangible assets recorded in purchase accounting, local currency net income increased 20% versus 2005 to $109.6 million. This performance reflected a 16.6% improvement in pre-tax income due to higher profits by all of the Company's reportable operating segments, except Europe. Results also reflected the achievement of a 11.7% effective tax rate, as measured for incentive compensation purposes, which was below 2005's rate of 15.3% and below the rate included in setting the incentive goals. As a result, for 2006, Mr. Goings earned an annual incentive bonus payout at 141% of target, or $1,378,733, based on the level of net income earned by the Company and its cashflow versus the goals. In addition, under the 2004-2006 Performance Share Plan, the financial results were cumulative earnings per share of $4.75 and cumulative free cash flow of $315 million, also excluding the items outlined above. For this performance, Mr. Goings earned a payout of $1,445,591. Although this is not a performance measure under this plan, during this period, the Company achieved a total cumulative shareholder return of 48.7%. He also earned a payment of $195,299 related to the receipt of $16.6 million of proceeds from real estate sales under the Real Estate Bonus Program, which was terminated as of December 30, 2006.

Compliance with Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code establishes certain requirements in order for compensation exceeding $1 million earned by certain senior executives to be deductible. The Company's executive compensation programs have been structured to comply with Section 162(m). Actions regarding compensation paid, or to be paid, to executive management have also complied with Section 162(m); however, the Committee reserves the right to forego deductibility if, in its discretion, it believes a particular compensation program or payment or action is consistent with the overall best interests of the Company and its shareholders. The Committee certifies that actual performance has been achieved as a precondition to paying any award and reserve the right to adjust any formula-based amount that, in its judgment, is inappropriate in light of overall results and circumstances. The Committee has reserved the right to interpret financial results and to determine the proper treatment of changes in accounting standards, non-recurring events, capital gains and losses and changes in capital structure of the Company. Committee discretion is generally limited to reducing or withholding awards. Performance targets are established so as to include or exclude the effects of transactions or events, such that the Committee can effectively modify awards through the use of "negative discretion."

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

        The Compensation and Management Development Committee (the "Committee") has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's annual report on Form 10-K for the 2006 fiscal year and in this 2007 proxy statement. Members of the Committee are:

                      M. Anne Szostak, Chair
                      Catherine A. Bertini
                      Joe R. Lee
                      Bob Marbut
                      David R. Parker
                      Joyce M. Roché

SUMMARY COMPENSATION

        The following table sets forth the total compensation of each of the Company's named executive officers (NEOs), including the Chairman & CEO and the Chief Financial Officer, for the year ended December 30, 2006.

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
E. V. Goings Chairman & CEO	2006	$986,772	$0	$692,049	$630,653	$3,019,623	$2,615,414	$572,404	$8,516,915
Michael S. Poteshman EVP & CFO	2006	$312,780	$0	$77,080	$62,145	$302,462	$4,337	$94,063	$852,867
David T. Halversen Group President, Asia Pacific and North America	2006	$314,675	$0	$115,620	$30,624	$764,391	$16,355	$74,174	$1,315,839
R. Glenn Drake Group President, Europe, Southern Africa and the Middle East	2006	$339,599	$0	$115,620	$56,435	$351,643	$16,180	$141,554	$1,021,031
Thomas M. Roehlk EVP, Chief Legal Counsel and Secretary	2006	$309,432	$0	$77,080	$50,794	$348,577	$18,460	$80,685	$885,028

(1)
Includes amounts held in the Retirement Savings Plan that were deferred pursuant to Section 401(k) of the Internal Revenue Code (the "Code"), amounts deferred under the Supplemental Plan, and amounts deferred under the Executive Deferred Compensation Plan, as well as Code Section 125 contributions to the Flexible Benefits Plan.

(2)
Includes dollar amount recognized for financial statement reporting purposes for the calendar year ended December 30, 2006, in accordance with FAS 123 (R) of awards pursuant to the Company's 2006 Incentive Plan and thus may include amounts from awards granted in and prior to 2006. The value of awards was determined using the closing market price per share on the date of grant of the Company's common stock on the New York Stock Exchange, which was $14.63, $18.23, $23.49 and $20.84 for November 2003, 2004, 2005 and 2006, respectively.

(3)
Includes dollar amount recognized for financial statement reporting purposes for the year ended December 30, 2006, in accordance with FAS 123 (R) and thus include amounts from awards granted in 2006 and earlier. Represents the number of shares granted under options multiplied by their respective grant-date-fair-values. The grant-date-fair-values were $5.15, $3.49, $4.84, $5.13 and $4.26 for October 2000, and November 2003, 2004, 2005 and 2006, respectively. The grant-date-fair-values were estimated using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 4.3 percent for 2006, 4.2 percent for 2005, 5.1 percent for 2004, 5.9 percent for 2003 grants and 3.5 percent for 2000; expected volatility of 27.1 percent for 2006, 31 percent for 2005, 40 percent for 2004, 2003 and 2000; risk-free interest rates of 4.56 percent for 2006, 4.4 percent for 2005, 3.9 percent for 2004 and 3.8 percent for 2003 and 5.9 percent for 2000; and expected lives of 6 years for 2006 and 2005, 8 years for 2004 and 2003 and 5 years for 2000. The attribution of values with the Black-Scholes model to stock option grants requires adoption of certain assumptions as described above. While the assumptions are believed to be reasonable, the reader is cautioned not to infer a forecast of earnings or dividends either from the model's use or from the values adopted for the model's assumptions. Any future values realized will ultimately depend upon the excess of the stock price over the exercise price on the date the option is exercised.

(4)
Includes annual cash bonuses as follows: Mr. Goings, $1,378,733; Mr. Poteshman, $212,113; Mr. Halversen, $250,359; Mr. Drake, $170,944 and Mr. Roehlk, $212,113. Also includes payments under the 2004-2006 Performance Share Plan as follows: Mr. Goings, $1,444,710; Mr. Poteshman, $90,294; Mr. Halversen,, $180,589; Mr. Drake, $180,589 and Mr. Roehlk, $90,294. For Messrs. Goings and Roehlk this column also include a real estate bonus payment of $195,299 and $46,115, respectively, and for Mr. Halversen this column also include a gainshare bonus payment of $333,333.

(5)
Amount represents the actuarial increase in the present value of the NEO's benefit under the Company's pension plans determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements. The following is the breakdown for each NEO under the various pension plans:

	Qualified Base Retirement Plan	Non-Qualified Defined Benefit Supplement Plan	Supplemental Executive Retirement Plan (SERP)	Total
E. V. Goings	$12,169	$57,297	$2,545,948	$2,615,414
Michael S. Poteshman	3,215	1,122	—	4,337
David T. Halversen	9,705	6,650	—	16,355
R. Glenn Drake	11,049	5,131	—	16,180
Thomas M. Roehlk	11,569	6,891	—	18,460
(6)
Includes executive perquisites provided by the Company, including personal use of aircraft, club dues, car benefit, financial and tax services, tax equalization payments, expatriate assignment benefits, and life insurance premiums, which are based upon actual amounts paid by the Company. For all NEOs the amount includes matching contributions provided by the Company pursuant to the Tupperware Brands Corporation Retirement Savings Plan and the defined contribution portion of the Tupperware Brands Corporation Supplemental Plan. For Mr. Goings, the amount includes imputed income for deemed interest ($299,782), under a 1998 loan transaction described under the caption "Indebtedness to Management" due to the non-interest bearing nature of the loan. The outstanding balance of the loan was repaid in its entirety through a surrender of shares of common stock to the Company. See table below for details for each NEO:

All Other Compensation	Mr. Goings	Mr. Poteshman	Mr. Halversen	Mr. Drake	Mr. Roehlk
Aircraft Usage	$649	—	—	—	—
Club Dues	$13,632	—	—	—	—
Car Benefit	$14,747	$13,200	$13,200	$9,907	$13,200
Financial and Tax Service	$5,500	$5,500	$3,000	$5,500	$850
Imputed Interest—Loan	$299,782	—	—	—	—
Tax Equalization	—	$19,728	—	—	—
Expatriate Assignment Benefit	—	—	—	$81,706	—
TW Retirement Savings Plan Company Contributions	$17,883	$18,858	$17,883	$17,883	$17,883
TW Supplemental Plan Company Contributions	$219,035	$36,273	$39,570	$26,000	$48,248
Life Insurance Premiums	$1,176	$504	$521	$558	$504

Total All Other Compensation	$572,404	$94,063	$74,174	$141,554	$80,685

GRANTS OF PLAN-BASED AWARDS

        The following table sets forth new grants of non-equity performance-based awards and equity-based compensation awards made to the Company's NEOs during 2006.

2006 GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
								Grant Date Fair Value of Stock and Option Awards (5)
							Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)	All Other Stock Awards: Number of Shares of Stock or Units (3)(#)	All Other Option Awards: Number of Securities Underlying Options (4)(#)
E. V. Goings
Annual Incentive Plan(1)	N/A	$487,500	$975,000	$1,950,000	—	—	—	N/A
Performance Share Plan(2)	1/1/06	15,000	60,000	90,000	—	—	—	N/A
Perf. Restricted Stock	11/2/06	—	—	—	18,000	—	—	374,940
Stock Options	11/2/06	—	—	—	—	127,500	$20.83	543,150
Michael S. Poteshman
Annual Incentive Plan(1)	N/A	$75,000	$150,000	$300,000	—	—	—	N/A
Performance Share Plan(2)	1/1/06	625	2,500	3,750	—	—	—	N/A
Perf. Restricted Stock	11/2/06	—	—	—	4,000	—	—	83,320
Stock Options	11/2/06	—	—	—	—	16,000	$20.83	68,160
David T. Halversen
Annual Incentive Plan(1)	N/A	$85,250	$170,500	$341,000	—	—	—	N/A
Performance Share Plan(2)	1/1/06	1,250	5,000	7,500	—	—	—	N/A
Perf. Restricted Stock	11/2/06	—	—	—	6,000	—	—	124,980
Stock Options	11/2/06	—	—	—	—	13,800	$20.83	58,788
R. Glenn Drake
Annual Incentive Plan(1)	N/A	$91,300	$182,600	$365,200	—	—	—	N/A
Performance Share Plan(2)	1/1/06	1,250	5,000	7,500	—	—	—	N/A
Perf. Restricted Stock	11/2/06	—	—	—	6,000	—	—	124,980
Stock Options	11/2/06	—	—	—	—	16,000	$20.83	68,160
Thomas M. Roehlk
Annual Incentive Plan(1)	N/A	$75,000	$150,000	$300,000	—	—	—	N/A
Performance Share Plan(2)	1/1/06	625	2,500	3,750	—	—	—	N/A
Perf. Restricted Stock	11/2/06	—	—	—	4,000	—	—	83,320
Stock Options	11/2/06	—	—	—	—	16,000	$20.83	68,160

(1)
Represents the range of possible future payouts under the Annual Incentive Plan, in the absence of a super-maximum opportunity, of whiere there was none in 2006.

(2)
Represents the number of units awarded under the 2006 – 2008 Performance Share Plan, which is not accounted for under FAS 123(R).

(3)
Shares under a performance restricted stock award granted in 2006.

(4)
Represents shares under a stock option award granted in 2006. These options vest equally at a rate of 33.33% over a three-year period and expire ten years after the grant date.

(5)
Reflects the aggregate grant date fair value of the award determined pursuant to FAS 123(R).

Narrative Discussion of 2006 Summary Compensation Table and Grants of Plan-Based Awards Table

        The sum of salary and bonus (Non-Equity Incentive Plan Compensation from the above table) represented 11% and 35%, respectively, of Mr. Goings total 2006 compensation; 33% and 34%, respectively, of Mr. Drake's 2006 total compensation; 24% and 58%, respectively, of Mr. Halversen's 2006 total compensation; 35% and 35%, respectively, of Mr. Poteshman's 2006 total compensation; and 34% and 39%, respectively, of Mr. Roehlk's 2006 total compensation.

        The Annual Incentive Plan targets are set by the Committee based upon achieving net income at least equal to the prior year's actual net income to achieve threshold level, with growth rates of between (in the case of 2007) 2%-12% over the prior year's actual net income necessary to reach target and maximum levels of bonus opportunity.

        The Performance Share Plan goals are cumulative earnings per share and cumulative free cash flow. Earned awards are paid in cash, based upon a pre-defined number of performance share units at an amount dependent on the Company's stock price at the end of the three-year performance period. Given the assigned target number of performance units, an NEO can earn from 25% (at threshold) to 150% (at maximum) of target-level performance units based on a matrix. Performance below threshold will earn 0%. Additional performance units can also be received via annual dividend equivalents. Based on the performance units allocated and the actual annual dividend, "dividend equivalents" will be accrued each year and converted into additional performance units during the performance period. This calculation will occur at the end of each plan year, using the average closing price of the last sixty (60) trading days of such year. These additional dividend equivalents are allocated to increase the award opportunity, yet are only earned based on actual Company performance measured over the program period.

        The restricted period shall end for shares granted in a Performance Restricted Stock Award and the shares shall be issued if by 2009 annual sales and net income as measured in local currency under the annual incentive plan equal or exceed 115% of the respective 2006 amounts and the NEO remains employed by the Company. Dividends are paid on such shares, currently at the annual rate of $0.88 per share, the same dividend rate paid on shares of the Company's common stock generally.

        Stock option grants for NEOs involve a number of shares that are considered to be market competitive given the level of the NEO, and the exercise prices of such options are the closing market price of a share of common stock on the date of grant. Options vest equally over a three-year period and generally expire after ten years.

        The Company does not have employment agreements with its NEOs.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table sets forth all outstanding equity awards as of fiscal year-end that have been granted, but for which ultimate outcomes have not yet been realized by the Company's NEOs.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable
						Stock Awards
Name				Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
E. V. Goings		127,500	(1)	20.83	11/01/2016
	42,500	85,000	(2)	23.49	11/16/2015
	50,466	25,234	(3)	18.23	11/16/2014
	75,700			14.63	11/18/2013
	172,100			16.23	11/05/2012
	175,100			20.65	09/24/2011
	191,000			18.56	11/13/2010
	133,451	249,149	(4)	15.94	10/26/2010
	150,000			18.75	11/10/2009
	200,000			19.20	11/12/2008
	103,000			24.25	11/10/2007
									18,000	(8)	406,980
						18,000	(5)	406,980
						100,000	(6)	2,261,000
						12,000	(7)	271,320
Michael S. Poteshman		16,000	(1)	20.83	11/01/2016
	5,000	10,000	(2)	23.49	11/16/2015
	1,333	667	(3)	18.23	11/16/2014
	20,000			14.63	11/18/2013
	13,000			16.23	11/05/2012
	10,400			20.65	09/24/2011
	12,000			18.56	11/13/2010
	6,558	12,242	(4)	15.94	10/26/2010
	10,000			18.75	11/10/2009
	15,000			19.20	11/11/2008
	5,000			25.55	01/26/2008
	2,500			24.25	11/10/2007
									4,000	(8)	90,440
						4,000	(5)	90,440
						4,000	(7)	90,440
David T. Halversen		13,800	(1)	20.83	11/01/2016
	1,000	2,000	(2)	23.49	11/16/2015
	17,800			16.23	11/05/2012
	20,000			20.65	09/24/2011
	24,800			18.56	11/13/2010
	16,254	30,346	(4)	15.94	10/26/2010
	35,000			18.75	11/10/2009
	15,000			19.20	1/11/2008
	4,000			24.25	11/10/2007
									6,000	(8)	135,660
						6,000	(5)	135,660
						6,000	(7)	135,660

R. Glenn Drake		16,000	(1)	20.83	11/01/2016
	1,333	2,667	(2)	23.49	11/16/2015
	2,133	1,067	(3)	18.23	11/16/2014
	3,200			14.63	11/18/2013
	29,500			16.23	11/05/2012
	25,000			18.94	01/22/2012
	34,100			20.65	09/24/2011
	36,500			18.56	11/13/2010
	27,276	50,924	(4)	15.94	10/26/2010
	20,000			15.25	03/13/2010
	10,000			18.75	11/10/2009
	8,000			19.20	11/11/2008
	3,500			24.25	11/10/2007
									6,000	(8)	135,660
						6,000	(5)	135,660
						6,000	(7)	135,660
Thomas M. Roehlk		16,000	(1)	20.83	11/01/2016
	3,000	6,000	(2)	23.49	11/16/2015
	1,333	667	(3)	18.23	11/16/2014
	2,000			14.63	11/18/2013
	20,500			16.23	11/05/2012
	23,100			20.65	09/24/2011
	24,800			18.56	11/13/2010
	19,254	35,946	(4)	15.94	10/26/2010
	22,000			18.75	11/10/2009
	60,000			19.20	11/11/2008
	8,000			24.25	11/10/2007
									4,000	(8)	90,440
						4,000	(5)	90,440
						4,000	(7)	90,440

(1)
Option vests in three equal annual installments beginning on 11/02/2007.

(2)
Option vests in two equal annual installments beginning on 11/17/2007.

(3)
Option vests on 11/17/2007.

(4)
Option vests on 10/26/2007.

(5)
Restricted stock award vests 100% on 11/17/2008.

(6)
Restricted stock award vests 100% on 1/1/2011.

(7)
Restricted stock award vests 100% on 11/17/2007.

(8)
Performance restricted stock award vests upon achieving specified sales and profit growth goals within three years. See note 3 to the Grants of Plan Based Awards Table.

OPTION EXERCISES AND STOCK VESTED

        The following table sets forth stock vested for the Company's NEOs for the year ended December 30, 2006. There were no option exercises in 2006.

2006 STOCK VESTED TABLE

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on vesting(1)($)
E. V. Goings	12,000	261,720
Michael S. Poteshman	4,000	87,240
David T. Halversen	6,000	130,860
R. Glenn Drake	6,000	130,860
Thomas M. Roehlk	4,000	87,240

(1)
Value realized from the vesting of restricted stock awards granted in 2003. The restricted stock vested in November 2006. On such date, the closing market price of the Company's common stock was $21.81 per share.

PENSION BENEFITS

        The following table sets forth all pension benefits for the Company's NEOs as of and for the year ended December 30, 2006.

2006 PENSION BENEFITS TABLE

Name(1)	Plan Name	Number of years credited service (#)	Present value of accumulated benefit ($)(2)	Payments during last fiscal year ($)
E. V. Goings	Tupperware Brands Corporation Base Retirement Plan	13	209,774	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	13	987,643	0
	Supplemental Executive Retirement Plan (SERP)	14	5,344,423	0
Michael S. Poteshman	Tupperware Brands Corporation Base Retirement Plan	12	60,533	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	12	21,133	0
David T. Halversen	Tupperware Brands Corporation Base Retirement Plan	10	165,744	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	10	113,569	0
R. Glenn Drake	Tupperware Brands Corporation Base Retirement Plan	21	201,979	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	21	93,787	0
Thomas M. Roehlk	Tupperware Brands Corporation Base Retirement Plan	22	209,098	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	22	124,532	0

(1)
All NEOs except Mr. Poteshman are currently eligible for early retirement.

(2)
The assumptions used for such present values of accumulated benefits are consistent with those used in the Company's financial statements.

Tupperware Brands Corporation Base Retirement Plan

        The Tupperware Brands Corporation Base Retirement Plan (BRP) is a defined benefit plan with an annual normal retirement (age 65) benefit defined as 1% of qualified earnings (base salary plus incentive bonus) plus prior plan participation benefits. Prior plan participation benefits are for years prior to 1989 when the percentage factor was less than 1%. Participation in the BRP requires one year of service. Early retirement eligibility is defined as at least age 55 with 10 or more years of service upon separation from the Company. The early retirement reduction factor for an active associate entering retirement is 0.2% per month from age 65 to 62 and 0.4% per month prior to age 62. The BRP was frozen as of June 30, 2005, and does not provide any benefit accruals after that date.

Tupperware Brands Corporation Supplemental Plan (Defined Benefit Portion)

        The defined benefit portion of the Tupperware Brands Corporation Supplemental Plan (the "Supplemental Plan") accounts for benefits that would have been earned under the BRP were it not for limits imposed under IRC Section 415 and 401(a)(17). Accruals under the defined benefit portion of the Supplemental Plan were frozen as of June 30, 2005. Payout from this account is as elected in the enrollment materials completed by the participants.

Supplemental Executive Retirement Plan (SERP)

        The Chairman & CEO also participates in a supplemental executive retirement plan ("SERP"), which provides for benefits at 3 percent of final average SERP pay multiplied by the credited years of service up to twenty years. Final average SERP pay means the highest average cash compensation, taking into account salary plus bonus, over a consecutive three-year period during the last five years of credited service. The benefit under this SERP is reduced by benefits received under the BRP, the Retirement Savings Plan and the Supplemental Plan, and is paid out upon retirement in either a lump sum or an annuity, as elected by the Chairman & CEO.

NON-QUALIFIED DEFERRED COMPENSATION

Executive Deferred Compensation Plan

        Pursuant to the Company's Executive Deferred Compensation Plan (the "EDCP"), certain executives, including the NEOs, may defer compensation. Deferral elections are made by eligible executives in June of each year for amounts to be earned in the following year. An executive may defer all or a portion of his or her annual incentive compensation and up to 50% of base salary under the EDCP. Deferred amounts accrue investment gains or losses equal to the gains or losses under the participant-selected investment funds shown below, which had the following annual rates of return for the year ended December 30, 2006 as reported by Fidelity Investments, the administrator of the program:

Name of Fund	Rate of Return
Fidelity Cash Reserves	4.75%
Fidelity U.S. Bond Index Fund	4.33%
Spartan® Extended Market Index Fund	15.35%
Spartan® U.S. Equity Index Fund	15.72%
Spartan® International Index Fund	26.15%

        An executive may elect an in-service distribution under the EDCP. He or she must specify the date that payments are to begin and whether distribution will be through a lump sum payment or a series of annual installments over 5, 10 or 15 years. Deferrals for each plan year must remain in the Plan a minimum of three years. In the case of retirement or termination, an executive will be paid no earlier than six months following the executive's retirement or termination date. Prior to distribution, the deferred amounts, along with any accrued investment gains or losses, are a general obligation of the Company.

Tupperware Brands Corporation Supplemental Plan (Defined Contribution Portion)

        The defined contribution portion of the Tupperware Brands Corporation Supplemental Plan serves as a spill-over plan once a participant reaches either the IRC Section 402(g) or 401(a)(17) limit (whichever occurs first). The participant may or may not continue to defer his or her own earnings, but receives credit for employer matching contributions and employer basic contributions. The defined contribution portion of the Supplemental Plan also provides an age-graded allocation (2 to 12 percent of earnings in excess of $120,000; subject to age-graded maximums) to a closed group of employees who as of June 30, 2005 were in a position of Director level or above (excluding the Chairman & CEO) whose annual rate of base pay on June 30, 2005 exceeded $120,000, and who are actively employed as of each fiscal year end. The interest credited to participants' accounts equals the actual return of the Tupperware Brands Corporation Retirement Savings Plan Managed Income Portfolio investment account. The annual rate of return for the calendar year ended December 31, 2006, as reported by Fidelity Investments, the administrator of the plan, was 4.08%. Payout from this account is as elected in the enrollment materials completed by the participant.

        The following table sets forth the deferred compensation activity under the Executive Deferred Compensation and defined contribution portion of the Tupperware Brands Corporation Supplemental Plan, if any, for the Company's NEO's as of and for the year ended December 30, 2006.

2006 NON-QUALIFIED DEFERRED COMPENSATION TABLE(1)

Name	Executive Contributions in FY 2006 ($)(2)	Registrant Contributions in FY 2006 ($)(3)	Aggregate Earnings in FY 2006 ($)	Aggregate Balance at December 30, 2006 ($)
E. V. Goings	$857,154	$219,035	$182,909	$3,797,657
Michael S. Poteshman	23,182	36,273	30,590	483,054
David T. Halversen	25,351	39,570	11,505	323,524
R. Glenn Drake	18,400	26,000	16,107	437,860
Thomas M. Roehlk	36,620	48,248	19,635	536,011

(1)
In 2006, the interest earned under the Supplemental Plan was 4.08%. All named executives participated in this program with the following earnings in 2006: Mr. Goings, $114,264; Mr. Poteshman, $7,596; Mr. Halversen, $11,505; Mr. Drake, $16,107 and Mr. Roehlk, $19,635. Only two named executives, Mr. Goings and Mr. Poteshman participated in the EDCP with the following earnings of $68,645 (12.5% return) and $22,994 (9.6% return), respectively.

(2)
All of such amounts are included in the Summary Compensation Table for the NEOs.

(3)
None of such amounts were included in the Summary Compensation Table for the NEOs for any previous years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Change-in-Control Payments

        Each NEO is a party to a change-in-control employment agreement with the Company under which payments, including perquisites and health care benefits, would be paid by the Company in the event of a change-in-control and a termination of the NEO's employment, under certain circumstances, within a two-year period after the change-in-control. A change-in-control is defined to mean an acquisition of over 20% of the Company's capital stock or the replacement of a majority of the Company's incumbent directors. The payments to an NEO under these change-in-control employment agreements would be made in a lump sum and would include a pro-rata amount of any open annual incentive program or long-term incentive program at target level, as well an amount equal to three times the sum of the NEO's annual compensation and the annual incentive program payment that would have been payable for the last fiscal year at the target level. The NEOs would also receive health care benefits for a three-year period and a one-time payment for outplacement services of up to $50,000. The amounts of the benefits that the NEOs would receive under the change-in-control employment agreements were established based upon advice received by the Committee from its compensation consultant, using competitive information in the market.

        Under the terms of the Company's shareholder-approved incentive plan, a change-in-control would result in the following payments or benefits in addition to those in the change-in-control employment agreements, except that termination of employment would not be a condition for payout: (i) long-term incentive plans, excluding so-called "gainsharing" plans but including performance-restricted stock award plans, would be deemed earned and paid in a lump sum on a pro-rata basis at target level for the period of such plan which had passed up to and including the date of the change-in-control (without any duplication for any payment under the change-in-control employment agreements described above); (ii) all outstanding stock options would be immediately vested and exercisable; and (iii) restrictions upon all outstanding restricted stock awards would be eliminated and such shares would be distributed to the NEOs. Assuming that a change-in-control and termination of employment took place at December 29, 2006 resulting in a triggering event for all of the above-described agreements and plans, and assuming that the Company had performed at target level for the year of termination under relevant incentive plans, the payments set forth in the table below would be made to the NEOs. In the event of a change-in-control, the NEOs would also receive payments disclosed under the preceding tables relating to pension benefits and non-qualified deferred compensation.

CHANGE-IN-CONTROL PAYMENTS

Name	Current Year Annual Incentive Program Payments ($)	Multiple of Salary and Annual Incentive Program Payments($)	Value of Long-Term Inventive Awards ($)(1)	Acceleration of Equity Awards ($)(2)	Value of Welfare Benefits and Outplacement Fees ($)(3)	Excise Tax and Gross-Up Payments($)	Total Change-in-Control Payments ($)
E.V. Goings
Michael S. Poteshman
David T. Halversen
R. Glenn Drake
Thomas M. Roehlk

(1)
Included in such column are amounts payable under the Company's Performance Share Plan, in which all NEOs participate.

(2)
Included in such column are the in-the-money portions of outstanding stock options which are accelerated upon a change-in-control and the values of all restricted stock awards, on a pre-tax basis.

(3)
Includes a one-time outplacement fee of $50,000 per person, and the value of healthcare insurance premiums.

Incentive Plan Awards

        Under the Company's 2006 Incentive Plan and its predecessor plans (the "Plan") under which stock awards have been granted to NEOs, payments may be triggered by certain events. Upon the death of an NEO, outstanding stock options immediately vest and become exercisable and the restrictions contained in outstanding restricted stock and restricted stock unit awards lapse immediately and shares are delivered to the NEO or the NEO receives a payment representing the value of the restricted stock unit. Upon the disability of an NEO, a stock option continues to vest and may be exercised upon becoming exercisable. Upon retirement of an NEO, if the NEO is 55 years of age and has a minimum of 10 years of service with the Company, the NEO shall have one year of continued vesting and 2 years of continued exercisability for vested options following retirement. Upon retirement and if the NEO is 60 years of age and has a minimum of 15 years of service with the Company, the NEO shall have 6 years of continued vesting and exercisability. In the event of a voluntary termination of employment, a vested stock option may be exercised for a thirty day period. Termination of an NEO for cause would result in immediate termination of all outstanding stock options. In no event, however, shall any stock option be exercisable beyond ten years after the date of grant. In the event of termination of employment for any reason, including retirement, before the lapse of restrictions on a restricted stock award or restricted stock unit award, such award shall be forfeited by the NEO, unless the Committee determines otherwise. Under the Plan, any annual incentive program award or long-term incentive program award would be automatically terminated, unless the Committee determines otherwise. If any event occurred resulting in the acceleration of all stock options and the exercise of such stock options or the lapse of restrictions on restricted stock or restricted stock unit awards as of December 30, 2006, the amounts payable for all outstanding stock awards for the NEOs would be as set forth above in the Change-in-Control Payments table under the column entitled "Acceleration of Equity Awards."

Severance Agreement with Chairman & CEO

        In addition to the above, the Chairman & CEO is a party to a severance agreement with the Company, pursuant to which a severance payment would be made in the event of an involuntary termination without cause or a termination initiated by the Chairman & CEO with good reason, as defined by the agreement. The severance payments under the severance agreement would be in the form of a lump sum payment and would include (i) unpaid salary and expenses and accrued vacation pay, (ii) a pro-rata payment for the period up to and including the date of the termination under the annual incentive plan for the year of termination at target level, (iii) an amount equal to two times the sum of the Chairman &

CEO's annual base salary ($1,950,000) and the target annual bonus for the year of termination ($1,950,000), irrespective of actual performance by the Company under such bonus plan, (iv) two years of medical and dental insurance coverage ($32,328), and (v) a $75,000 outplacement service fee. Under the severance agreement, the Chairman & CEO would be bound by restrictive covenants relating to confidentiality, non-competition, non-solicitation and non-disparagement. Any payments received by the Chairman & CEO under the severance agreement would reduce, on a dollar-for-dollar basis, any payments that would have been received by the Chairman & CEO under the above-described change-in-control employment agreement or the Company's bonus plans. In the event of a triggering termination of employment under the above severance agreement, the Chairman & CEO would also receive payments disclosed under the preceding tables relating to pension benefits and non-qualified deferred compensation. The amounts of the benefits that the Chairman & CEO would receive under the severance agreement were established based upon advice received by the Committee from its compensation consultant, using competitive information in the market.

2006 DIRECTOR COMPENSATION

        The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on the Company's Board of Directors in 2006. Mr. Goings is not separately compensated for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Changes in pension Value and nonqualified compensation earnings ($)		All Other Compensation (2)($)	Total ($)
Bertini, Catherine A.	38,000.00	51,185.00	—		9,000.00	98,185.00
Bornstein, Rita	36,500.00	51,185.00	—		8,000.00	95,685.00
Cloninger III, Kriss	36,500.00	51,185.00	—		10,500.00	98,185.00
Grum, Clifford J.	51,500.00	51,185.00	—		10,500.00	113,185.00
Lee, Joe R.	36,500.00	51,185.00	—		7,000.00	94,685.00
Marbut, Bob	18,000.00	71,185.00	—		7,000.00	96,185.00
Martinez, Angel R.	33,000.00	51,185.00	—		10,500.00	94,685.00
Murray, Robert J.	12,000.00	71,185.00	—		10,500.00	93,685.00
Parker, David R.	38,000.00	51,185.00	—		9,500.00	98,685.00
Roché, Joyce M.	27,500.00	61,185.00	1,223.06	(3)	9,500.00	99,507.06
Spainhour, J. Patrick	36,500.00	51,185.00	—		10,500.00	98,185.00
Szostak, M. Anne	52,000.00	51,185.00	—		10,500.00	113,685.00

(1)
Included in this column is the dollar amount recognized for FAS 123R purposes in connection with grants of 1,500 shares of the Company's common stock in the form of restricted stock awards made to each director as well as shares of common stock received representing annual retainer amounts. See the discussion under "Compensation of Directors" below regarding receiving stock in lieu of cash for annual retainer fees.

(2)
Includes $5,000 Tupperware product gift card, $2,000 in value of product samples, and the potential for 2006 matching gift program of up to $3,500 in the event a director makes a gift in the maximum matchable amount to a charitable organization.

(3)
Represents preferential amount of accrued interest in 2006 on Ms. Roché's deferred fees and expenses, in accordance with the definition under Item 402(k)(2)(vi) of Regulation S-K..

        The aggregate number of shares of common stock under the aggregate of outstanding stock options and restricted stock awards for each director at the 2006 fiscal year-end were: Ms. Bertini, 5,500; Dr. Bornstein, 25,500; Mr. Cloninger, 13,500; Mr. Grum, 29,500; Mr. Lee, 27,500; Mr. Marbut, 25,500; Mr. Martinez, 18,500; Mr. Murray, 9,500; Mr. Parker, 28,000; Ms. Roché, 19,000; Mr. Spainhour, 1,500; and Ms. Szostak, 18,500.

Compensation of Directors

        Non-employee directors of the Company receive (i) an annual retainer fee of $40,000, (ii) for committee chairpersons, a retainer of $15,000 per year (other than the Executive Committee), (iii) a fee of $1,500 for each meeting of the Board and for each meeting of any committee attended (except in the case of telephonic meetings of the Audit, Finance and Corporate Responsibility Committee to review the financial statements prior to the Company's release of earnings, for which directors are paid $500 for each such meeting), and (iv) grants of stock options, restricted stock and/or restricted stock units, as determined by the Nominating and Governance Committee of the Board of Directors.

        Such non-employee directors receive one-half of their annual retainer fees in stock and the balance, at their election, in stock or cash. The Director Stock Plan also provides that a grant of 1,000 shares of Tupperware Brands Corporation common stock be made to each new non-employee director after three months of service on the Board.

        Non-employee directors may also participate in the Company's Matching Gift Program. Under the Program, the Company will match dollar for dollar up to $3,500 of a director's charitable gift to eligible organizations and institutions. Non-employee directors also receive compensation in the form of merchandise generally not exceeding $7,000.

2.     Proposal to Ratify the Appointment of Independent Auditors

        The Audit, Finance and Corporate Responsibility Committee has appointed PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for the fiscal year ending December 29, 2007, which appointment will be proposed for ratification at the annual meeting. PricewaterhouseCoopers LLP served as independent registered public accounting firm of the Company for fiscal year 2006.

        Services performed by PricewaterhouseCoopers LLP as independent registered public accounting firm for the 2006 fiscal year included, among others: the annual audit of the consolidated financial statements, including work related to the audit of internal controls; audits of financial and related information included in filings with governmental and regulatory agencies, including audits of certain foreign subsidiaries in accordance with local statutory requirements; audits of domestic employee benefit plans and consultations in connection with various financial reporting, accounting, tax and other matters.

        A representative of PricewaterhouseCoopers LLP will be present at the meeting to make a statement, if desired, and to respond to appropriate questions from shareholders.

        Although this matter is not required to be ratified by shareholders, the Company is seeking ratification in the interest of good corporate governance. In the event that the proposal is not approved, the Board of Directors will consider whether to appoint other independent auditors for the next fiscal year.

Audit Fees

        The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company's annual financial statements and internal controls audits for fiscal years 2006 and 2005 and for reviews of the financial statements included in the Company's related Quarterly Reports on Form 10-Q during fiscal years 2006 and 2005 were $4,553,500 and $3,706,100, respectively.

Audit-Related Fees

        The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for audit-related activities for the Company for 2006 and 2005 were $50,400 and $59,000, respectively. Such fees involved the following activities: employee benefit plan audits, attestation services and consultations concerning financial accounting and reporting matters in the various countries in which the Company conducts business.

Tax Fees

        The aggregate fees billed by PricewaterhouseCoopers LLP for fiscal years 2006 and 2005 for tax-related services were $1,870,410 and $1,493,350, respectively. Such fees involved the following activities: tax compliance services, including the preparation of original and amended tax returns, claims for refunds and tax-payment planning services and transfer pricing documentation; and tax planning and tax advice, including assistance with tax audits and appeals, employee benefit plans, requests for rulings or technical advice from taxing authorities, bilateral advance pricing agreements, customs duty advice and competent authority proceedings. Of such tax fees paid to PricewaterhouseCoopers LLP in 2006, $1,332,150 related to tax compliance services and $538,260 related to tax planning and tax advisory services. In addition to the tax-related services of PricewaterhouseCoopers LLP, the Company incurred fees of approximately $956,340 for tax-related services of other accounting and law firms in 2006. Such fees included services relating to sales force tax issues, expatriate taxation, value-added taxes, payroll tax issues and income tax defense in major countries of operation.

All Other Fees

        The aggregate fees billed by PricewaterhouseCoopers LLP for fiscal years 2006 and 2005 for services other than those described in the preceding paragraphs, were $39,500 and $0, respectively. Such fees in 2006 involved the license of a documentation software package to the Company's internal audit department.

Approval of Services

        The Audit, Finance and Corporate Responsibility Committee's policy is to approve the audit and non-audit services and the fees related thereto to be provided by PricewaterhouseCoopers LLP in advance of the service. During 2006 the Committee approved all of the foregoing services of PricewaterhouseCoopers LLP rendered to the Company.

        THE BOARD AND THE AUDIT, FINANCE AND CORPORATE RESPONSIBILITY COMMITTEE RECOMMEND THAT YOU VOTE FOR THE ABOVE PROPOSAL.

3.     Proposal To Amend The Company's Restated Certificate Of Incorporation To Eliminate The Plurality Voting Requirement For Uncontested Director Elections.

        The Board has approved, and recommends for stockholder approval, an amendment to the Company's Restated Certificate of Incorporation (the "Charter") that would delete the provision in Article VIII of the Charter requiring that directors be elected by a plurality of the votes cast at a meeting of stockholders. If the stockholders approve this Charter amendment, the Board will amend the By-laws to require that directors be elected by a majority voting standard in uncontested elections and by a plurality voting standard in contested elections (as described further below).

        Under the Company's existing plurality voting standard, the nominees for election as directors who receive the greatest number of votes cast in their favor at a stockholder meeting are elected to the Board, up to the maximum number of directorships to be filled at that meeting. Some stockholders of corporations have questioned whether plurality voting should apply in uncontested director elections, because, under plurality voting, a nominee is elected or reelected to the board of directors in an uncontested election so long as a single vote is cast in favor of his or her election, regardless of the number of stockholders who might not be satisfied with his or her qualifications or performance. This means that stockholders must initiate an election contest and bear the expense of soliciting proxies in favor of their own nominees in order to change the composition of a corporation's board.

        Some public companies have sought to foster greater director accountability to stockholders by adopting "majority voting" by-laws that provide stockholders a means to affect the outcome of an uncontested election, so that stockholders need not incur the expenses associated with proposing their own nominees in order to register dissent as to incumbent directors. Majority voting by-laws provide a means to register dissent by authorizing stockholders to vote "against" director nominees in uncontested elections, and provide that, in such elections, a nominee will not be elected or reelected if the votes "against" election exceed the votes "for" election.

        The Board believes that adopting a majority voting standard for uncontested director elections would benefit the Company and its stockholders, and wishes to amend the Amended and Restated By-laws of the Company (the "By-laws") to authorize majority voting. However, the Company cannot adopt a majority voting by-law unless the Charter is amended to delete the current provision requiring plurality voting in all director elections. Accordingly, the Board recommends an amendment to the Charter to delete this plurality voting provision. If the stockholders approve the proposed Charter amendment, the Board will amend the By-laws to require that, in uncontested elections, nominees will be elected or reelected to the Board only if more votes are cast "for" than "against" their election. Because Delaware law specifies that an incumbent director who is not reelected will nevertheless remain on the Board until a successor is elected or until he or she is removed from the Board, the by-law will also require that all incumbent directors who are not reelected immediately tender a resignation to the Board. After receiving a recommendation from the Board's Nominating and Governance Committee, the Board will decide whether to accept a director's resignation, and will make this decision within 90 days after the election results are certified. The actual provisions of such by-law will be set forth in a Form 8-K filed with the Securities and Exchange Commission shortly after the revised by-law becomes effective.

        The proposed amendment is set forth in overstricken text and bold-face type in Appendix A to this Proxy Statement, and the description of the amendment set forth in this Proxy Statement is qualified in its entirety by the actual provisions of the amendment.

Vote Required.

        The affirmative vote of the holders of 80% of the outstanding shares of Common Stock is required to approve this Proposal.

Restated Certificate of Incorporation.

        A vote in favor of this Proposal will also be deemed to constitute approval of the filing of a new Restated Certificate of Incorporation enacting the amendment set forth in this Proposal and any other amendment to the current Charter approved at the Annual Meeting.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ABOVE PROPOSAL.

4.     Proposal To Amend The Restated Certificate Of Incorporation To Reduce Certain Supermajority Voting Requirements To A Simple Majority Vote.

        The Board has adopted, and recommends for stockholder approval, amendments to the Charter that would, if adopted, reduce from 80% to a simple majority, the vote required in order for stockholders to (A) remove directors, (B) amend the By-laws, and (C) amend certain provisions of the Charter.

        In deciding whether to recommend the proposed amendments to stockholders, the Board considered the benefits of the current 80% voting requirements, which enable minority stockholders to prevent a simple stockholder majority from taking action on By-law amendments, director removal actions and certain Charter amendments. These provisions enhance the rights of a minority of stockholders. The Board, however, decided to adopt the proposed amendments in order to provide stockholders a greater voice in Company governance.

A.    The 80% Vote Required To Amend The By-laws Would Be Reduced To A Simple Majority Vote.

        Under Article VI of the Charter, the stockholders may not amend the By-laws unless the amendment is approved by the holders of 80% of the voting power of the outstanding "Voting Stock" (which is defined as the capital stock entitled to vote generally in the election of directors). The proposed amendment to Article VI would eliminate this 80% voting requirement and, in lieu of that requirement, would provide that stockholders can amend the By-laws by the affirmative vote of the holders of a majority of the voting power of the outstanding Company stock entitled to vote on By-law amendments.

B.    The 80% Vote Required To Remove Directors Would Be Reduced To A Simple Majority Vote.

        Article VIII of the Charter provides that the stockholders may remove a director from office only for cause and only if the holders of 80% of the voting power of the outstanding Voting Stock vote in favor of removal. The proposed amendment to Article VIII would eliminate the 80% voting requirement and, in lieu of that requirement, would provide that a director could be removed by the affirmative vote of the holders of a majority of the voting power of the outstanding Company stock entitled to vote on the removal of such director. Article VIII will continue to provide that directors may be removed only for cause.

C.    The 80% Vote Required To Amend Certain Charter Provisions Would Be Reduced To A Simple Majority Vote.

        The Charter currently provides that the holders of 80% of the voting power of the outstanding Voting Stock must approve amendments to:

  •
  Article V of the Charter, which expressly empowers the Board to issue and set the terms of rights to purchase Company stock and other securities;

  •
  Paragraph (A)(i) of Article VI of the Charter, which empowers the Board to amend the By-laws and sets forth the vote required for stockholders to amend the By-laws;

  •
  Article VII of the Charter, which prohibits stockholders from acting by written consent in lieu of a meeting; and

  •
  Article VIII of the Charter, which, among other things, provides for the division of the Board into a three-class, staggered structure, requires a plurality vote to elect directors and sets forth the vote required to remove directors.

        If the proposed amendments to Articles V through VIII are adopted, then, in the future, amendments to the provisions mentioned above would be adopted if approved by a majority of the voting power of the outstanding Company stock entitled to vote on such amendments, unless a greater vote is required by the Delaware General Corporation Law (the "DGCL") or the amendment requires an additional vote set forth in the terms of any preferred stock issued by the Company.

        The proposed amendments are set forth in overstricken text and bold-face type in Appendix B to this Proxy Statement, and the description of these amendments set forth in this Proxy Statement is qualified in its entirety by the actual provisions of the amendments.

Vote Required.

        The affirmative vote of the holders of 80% of the outstanding shares of Common Stock is required to approve this Proposal.

Restated Certificate of Incorporation.

        A vote in favor of this Proposal will also be deemed to constitute approval of the filing of a new Restated Certificate of Incorporation enacting the amendments set forth in this Proposal and any other amendments to the current Charter approved at the Annual Meeting.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ABOVE PROPOSAL.

5.     Proposal To Amend The Restated Certificate Of Incorporation To Reduce The Vote Required To Approve Certain Business Combinations And To Amend The Business Combination Provision.

        The Board has adopted, and recommends for stockholder approval, amendments to Article IX of the Charter that would, if adopted, reduce to a simple majority the vote required in order for stockholders to approve (1) certain "Business Combinations," as defined in Article IX of the Charter, and (2) amendments to Article IX.

        Under Article IX, the holders of 80% of the voting power of the outstanding Voting Stock must approve "Business Combinations" (which are defined to include, among other transactions: mergers; consolidations; sales and transfers of assets or securities valued at $10 million or more; a plan of liquidation or dissolution; and certain reclassifications of securities) that involve the Company and any "Interested Stockholder." Article IX defines an Interested Stockholder to include, among other persons, (1) a person who beneficially owns 10% or more of the voting power of the outstanding Voting Stock, and (2) any affiliate or associate of the Company who beneficially owned 10% or more of the voting power of the outstanding Voting Stock within the past two years. Article IX also requires that these Business Combinations be approved by the holders of 80% of the voting power of the outstanding Voting Stock that is not owned by the Interested Stockholder involved in such transaction.

        The 80% votes set forth in Article IX do not apply, however, if (1) the Business Combination satisfies certain criteria regarding price, form of consideration and procedural requirements that are set forth in Section 2(B) of Article IX, or (2) the Business Combination has been approved by a majority of "Continuing Directors" and there are at least five Continuing Directors serving on the Board. A Continuing Director is defined in the Charter as any director who is not affiliated with the Interested Stockholder and is either elected to the Board before that person became an Interested Stockholder or is appointed or nominated for election by a majority of Continuing Directors.

        Article IX also requires that any amendment to its provisions be approved by the affirmative vote of the holders of 80% of the voting power of the outstanding Voting Stock and 80% of the voting power of the outstanding Voting Stock that is not owned by any Interested Stockholder.

        Article IX was designed to protect stockholders in the event of an unsolicited attempt to acquire control of the Company, such as through an unsolicited tender offer. Article IX encourages would-be acquirors to negotiate with the Board before buying a controlling interest in the Company. Moreover, even if an acquiror gains control of a majority of the Company's shares, such acquiror cannot enter into a Business Combination that might otherwise benefit the acquiror at the expense of other stockholders unless the 80% voting requirements are satisfied, the acquiror satisfies certain "fair price" requirements relating to the terms of the transaction or the Continuing Directors approve that transaction. The protections set forth in Article IX are similar to, but more extensive than, provisions of Delaware law that apply to certain transactions between the Company and a hostile acquirer. Specifically, Section 203 of the DGCL provides that certain "business combinations" (which are defined to include certain mergers, consolidations, asset sales and stock issuances) between the Company and a person who acquires 15% or more of the Company's voting stock without prior Board approval must be approved by the Board and two-thirds of the outstanding stock that such 15% or more stockholder does not own if the business combination occurs at any time during the three-year period following that person's acquisition of 15% or more of the stock. These restrictions do not apply, however, if (1) the Board approves the business combination prior to that 15% or more acquisition or (2) in a single transaction, such person's stock ownership increases from below 15% to at least 85% of the outstanding stock. Although Section 203 of the DGCL does not provide minority stockholders the same protection as the current 80% voting requirements set forth in Article IX, the Section 203 restrictions reduce the likelihood that a hostile acquiror will buy control of the Company at an unfair price.

        The Board has decided to recommend the proposed amendments, which would eliminate both of the 80% voting requirements that currently must be satisfied to approve Business Combinations and amendments to Article IX. Thus, following adoption of these amendments, (1) Business Combinations that formerly required such 80% votes and (2) amendments to Article IX would be adopted if approved by the affirmative vote of the holders of only a majority of the voting power of the Company stock entitled to vote on such transactions, unless a greater vote is required by the DGCL or the terms of any Company preferred stock.

        The proposed amendments are set forth in overstricken text and bold-face type in Appendix C to this Proxy Statement, and the description of these amendments set forth in this Proxy Statement is qualified in its entirety by the actual provisions of the amendments.

Vote Required.

        The affirmative vote of the holders of (1) 80% of the outstanding shares of Common Stock and (2) 80% of the outstanding shares of Common Stock that are not owned by an Interested Stockholder or an "Affiliate" (as defined in Article IX) of an Interested Stockholder, is required for approval of this Proposal.

Restated Certificate of Incorporation.

        A vote in favor of this Proposal will also be deemed to constitute approval of the filing of a new Restated Certificate of Incorporation enacting the amendments set forth in this Proposal and any other amendments to the current Charter approved at the Annual Meeting.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ABOVE PROPOSAL.

6.     Other Matters

Discretionary Authority

        At the time of mailing of this proxy statement, the Board is not aware of any other matters which might be presented at the meeting. If any matter not described in this proxy statement should properly be presented, the persons named in the accompanying proxy form will vote such proxy in accordance with their judgment.

Notice Requirements

        The Company's By-laws require written notice to the Company of a nomination for election as a director (other than a nomination by the Board) and of the submission of a proposal (other than a proposal by the Board) for consideration at an annual meeting of shareholders. The notice must contain certain information concerning the nominating or proposing shareholder, and the nominee or the proposal, as the case may be. Any shareholder who desires to submit a proposal to be raised from the floor during the Company's 2008 annual meeting of shareholders, without it being included in the Company's proxy soliciting material, should send to the Secretary of the Company a signed notice of intent, including the text of the proposal, to be received no later than March 7, 2008, and no earlier than February 15, 2008. A copy of the applicable By-law provisions may be obtained, without charge, upon written request to the Corporate Secretary of the Company at its principal executive offices.

        In addition to the foregoing, any shareholder who desires to have a proposal considered for inclusion in the Company's proxy soliciting material relating to the Company's 2008 annual meeting of shareholders should send to the Corporate Secretary of the Company a signed notice of intent. This notice, including the text of the proposal, must be received no later than November 25, 2007.

Expenses and Methods of Solicitation

        The Company will pay the expenses of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communication, by directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation therefor. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to certain beneficial owners of the Company's common stock and the Company will reimburse such forwarding parties for reasonable expenses incurred by them.

        Georgeson Shareholder Communications Inc. has been retained by the Company to assist in the solicitation of proxies for a fee not to exceed $8,500 plus reimbursement for out-of-pocket expenses, to be borne by the Company.

Delivery of Documents

        Only one annual report to shareholders and proxy statement is being delivered to multiple shareholders of the Company sharing an address unless the Company or its agent have received contrary instructions from a shareholder. However, if under this procedure a shareholder who would not otherwise receive an individual copy of such documents desires to receive a copy, or if shareholders at the same address are receiving multiple copies of proxy materials and would like to receive one set, they may submit their request by contacting the Company's Secretary in writing at P.O. Box 2353, Orlando, FL 32802 or by calling 1-407-826-5050.

By order of the Board of Directors
Thomas M. Roehlk Executive Vice President, Chief Legal Officer & Secretary

Dated: March 31, 2007

Your Vote Is Important. Please Complete and Sign the Enclosed Proxy or Vote Telephonically or
Electronically in Accordance with the Enclosed Instructions.
If You are Voting by Mail, Complete and Sign the Enclosed Proxy and Return It Promptly in the
Accompanying Postpaid Envelope.

Appendix A

PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF
INCORPORATION TO ELIMINATE THE PLURALITY VOTING REQUIREMENT
FOR DIRECTOR ELECTIONS

ARTICLE VIII

        (A)  Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, the number of directors of the Corporation shall be fixed by the By-laws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the By-laws.

        (B)  Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

        (C)  The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, as nearly equal in number as possible, and designated as Class I, Class II and Class III. Class I directors shall be initially elected for a term expiring at the 1997 annual meeting of stockholders, Class II directors shall be initially elected for a term expiring at the 1998 annual meeting of stockholders, and Class III directors shall be initially elected for a term expiring at the 1999 annual meeting of stockholders. Members of each class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected ~~by a plurality vote of all votes cast at such meeting~~ to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, and until their successors are elected and qualified.

        (D)  Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock voting together as a single class.

        (E)  Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Article VIII.

Appendix B

PROPOSED AMENDMENTS TO THE RESTATED CERTIFICATE OF
INCORPORATION TO REDUCE CERTAIN SUPERMAJORITY VOTING
REQUIREMENTS TO A SIMPLE MAJORITY VOTE

ARTICLE V

        The Board of Directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders thereof to purchase from the Corporation shares of stock or other securities of the Corporation or any other corporation. The times at which and the terms upon which such rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. The authority of the Board of Directors with respect to such rights shall include, but not be limited to, determination of the following:

        (A)  The initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights.

        (B)  Provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the Corporation.

        (C)  Provisions which adjust the number or exercise price of such rights or amount or nature of the stock or other securities or property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any stock of the Corporation, a change in ownership of the Corporation's stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such rights.

        (D)  Provisions which deny the holder of a specified percentage of the outstanding stock or other securities of the Corporation the right to exercise such rights and/or cause the rights held by such holder to become void.

        (E)  Provisions which permit the Corporation to redeem or exchange such rights.

        (F)  The appointment of a rights agent with respect to such rights.

        Notwithstanding anything contained in this Certificate of lncorporation to the contrary, the affirmative vote of ~~at least 80 percent~~ the holders of a majority of the voting power of the ~~then~~ capital stock outstanding ~~Voting Stock (as defined below)~~ and entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article V. ~~For the purposes of this Certificate of lncorporation, "Voting Stock" shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors.~~

ARTICLE VI

        (A)  In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered:

            (i)  to adopt, amend or repeal the By-laws of the Corporation, provided, however, that the By-laws may also be altered, amended or repealed by the affirmative vote of the holders of ~~at least 80 percent~~ a majority of the voting power of the ~~then~~ capital stock outstanding ~~Voting Stock~~ and entitled to vote thereon, voting together as a single class; and

           (ii)  from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined, or as expressly provided in this Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.

        (B)  The Corporation may in its By-laws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by law. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of ~~at least 80 percent~~ a majority of the voting power of the ~~then~~ capital stock outstanding ~~Voting Stock~~ and entitled to vote thereon, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with subparagraph (i) of paragraph (A) of this Article VI.

ARTICLE VII

        Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances or to consent to specific actions taken by the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of ~~at least 80 percent~~ the holders of a majority of the voting power of the ~~then~~ capital stock outstanding ~~Voting Stock~~ and entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Article VII.

ARTICLE VIII

        (A)  Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, the number of directors of the Corporation shall be fixed by the By-laws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the By-laws.

        (B)  Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

        (C)  The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, as nearly equal in number as possible, and designated as Class I, Class II and Class III. Class I directors shall be initially elected for a term expiring at the 1997 annual meeting of stockholders, Class II directors shall be initially elected for a term expiring at the 1998 annual meeting of stockholders, and Class III directors shall be initially elected for a term expiring at the 1999 annual meeting of stockholders. Members of each class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, and until their successors are elected and qualified.

        (D)  Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of ~~at least 80 percent~~ a majority of the voting power of the ~~then~~ capital stock outstanding ~~Voting Stock~~ and entitled to vote thereon, voting together as a single class.

        (E)  Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of ~~at least 80 percent~~ a majority of the voting power of the ~~then~~ capital stock outstanding ~~Voting Stock~~ and entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Article VIII.

Appendix C

PROPOSED AMENDMENTS TO THE RESTATED CERTIFICATE OF
INCORPORATION TO REDUCE THE VOTE REQUIRED TO APPROVE
CERTAIN BUSINESS COMBINATIONS AND TO AMEND THE BUSINESS
COMBINATION PROVISION

ARTICLE IX

        Section 1.    Vote Required for Certain Business Combinations.

        (A)    Higher Vote for Certain Business Combinations.    In addition to any affirmative vote required, by law or this Certificate of Incorporation or by any Preferred Stock Designation, and except as otherwise expressly provided in Section 2 of this Article IX:

            (i)  any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

           (ii)  any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder, including all Affiliates of the Interested Stockholder, of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $10,000,000 or more; or

          (iii)  the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder, including all Affiliates of any Interested Stockholder, in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $10,000,000 or more; or

          (iv)  the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliates of an Interested Stockholder; or

           (v)  any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not an Interested Stockholder is a party thereto) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is Beneficially Owned (as hereinafter defined) by any Interested Stockholder or any Affiliate of any Interested Stockholder;

shall require the affirmative vote of the holders of ~~at least 80 percent~~ a majority of the voting power of the ~~then~~capital stock outstanding ~~Voting Stock~~ and entitled to vote thereon, voting together as a single class, ~~including the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock not owned directly or indirectly by any Interested Stockholder or any Affiliate of any Interested Stockholder.~~ Such affirmative vote shall be required notwithstanding any other provision of this Certificate of Incorporation, any Preferred Stock Designation or any provision of law or of any agreement with any national securities exchange or otherwise which might otherwise permit a lesser vote or no vote.

        (B)    Definition of "Business Combination."    The term "Business Combination" as used in this Article IX shall mean any transaction described in any one or more of clauses (i) through (v) of paragraph (A) of this Section 1.

        Section 2.    When Higher Vote Is Not Required.    The provisions of Section 1 of this Article IX shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law or any other provision of this Certificate of Incorporation and any Preferred Stock Designation, if, in the case of a Business Combination that does not involve any cash or other consideration being received by the stockholders of the Corporation, the condition specified in the following paragraph (A) is met or, in the case of any other Business Corporation, the conditions specified in either of the following paragraph (A) or (B) are met:

        (A)    Approval by Continuing Directors.    The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined); provided, however, that this condition shall not be capable of satisfaction unless there are at least five Continuing Directors.

        (B)    Price and Procedure Requirements.    All of the following conditions shall have been met:

            (i)  The consideration to be received by holders of shares of a particular class (or series) of outstanding capital stock (including Common Stock and other than Excluded Preferred Stock (as hereinafter defined)) shall be in cash or in the same form as the Interested Stockholder or any of its Affiliates has previously paid for shares of such class (or series) of capital stock. If the Interested Stockholder or any of its Affiliates have paid for shares of any class (or series) of capital stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class (or series) of capital stock shall be either cash or the form used to acquire the largest number of shares of such class (or series) of capital stock previously acquired by the Interested Stockholder.

           (ii)  The aggregate amount of (x) the cash and (y) the Fair Market Value, as of the date (the "Consummation Date") of the consummation of the Business Combination, of the consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following (in each case appropriately adjusted in the event of any stock dividend, stock split, combination of shares or similar event):

            (a)   (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder or any of its Affiliates for any shares of Common Stock acquired by them within the two-year period immediately prior to the date of the first public announcement of the proposal of the Business Combination (the "Announcement Date") or in any transaction in which the Interested Stockholder became an Interested Stockholder, whichever is higher, plus interest compounded annually from the first date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date") through the Consummation Date at the publicly announced base rate of interest of Citibank N.A. (or such other major bank headquartered in the City of New York as may be selected by the Continuing Directors) from time to time in effect in the City of New York, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, on each share of Common Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of interest so payable per share of Common Stock; and

            (b)   the Fair Market Value per share of Common Stock on the Announcement Date or the Determination Date, whichever is higher.

          (iii)  The aggregate amount of (x) the cash and (y) the Fair Market Value, as of the Consummation Date, of the consideration other than cash to be received per share by holders of shares of any class (or series), other than Common Stock or Excluded Preferred Stock, of outstanding capital stock shall be at least equal to the highest of the following (in each case appropriately adjusted in the event of any stock dividend, stock split, combination of shares or similar event), it being intended that the requirements of this paragraph (B)(iii) shall be required to be met with respect to every such class (or series) of outstanding capital stock whether or not the Interested Stockholder or any of its Affiliates has previously acquired any shares of a particular class (or series) of capital stock:

            (a)   (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder or any of its Affiliates for any shares of such class (or series) of capital stock acquired by them within the two-year period immediately prior to the Announcement Date or in any transactions in which it became an Interested Stockholder, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the publicly announced base rate of interest of Citibank N.A. (or such other major bank headquartered in the City of New York as may be selected by the Continuing Directors) from time to time in effect in the City of New York, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, on each share of such class (or series) of capital stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of interest so payable per share of such class (or series) of capital stock;

            (b)   the Fair Market Value per share of such class (or series) of capital stock on the Announcement Date or on the Determination Date, whichever is higher, and

            (c)   the highest preferential amount per share, if any, to which the holders of shares of such class (or series) of capital stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

          (iv)  After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; (b) there shall have been (I) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (II) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) neither such Interested Stockholder nor any of its Affiliates shall have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder; provided, however, that no approval by Continuing Directors shall satisfy the requirements of this subparagraph (iv) unless at the time of such approval there are at least five Continuing Directors.

           (v)  After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder and any of its Affiliates shall not have received the benefit, directly or indirectly (except proportionately, solely in such Interested Stockholder's or Affiliate's capacity as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

          (vi)  A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

         (vii)  Such Interested Stockholder shall have supplied the Corporation with such information as shall have been requested pursuant to Section 4 of this Article IX within the time period set forth therein.

        Section 3.    For the purposes of this Article IX:

        (1)   A "person" means any individual, limited partnership, general partnership, corporation or other firm or entity.

        (2)   "Interested Stockholder" means any person (other than the Corporation or any Subsidiary) who or which:

            (i)  is the beneficial owner (as hereinafter defined), directly or indirectly, of ten percent or more of the voting power of the outstanding Voting Stock; or

           (ii)  is an Affiliate or an Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding Voting Stock; or

          (iii)  is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended, or any successor act thereto.

        (3)   A person shall be a "beneficial owner" of, or shall "Beneficially Own", any Voting Stock:

            (i)  which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly within the meaning of Rule 13d-3, or any successor rule thereto, under the Securities Exchange Act of 1934, as amended, or any successor act thereto; or

           (ii)  which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise or (b) the right to vote pursuant to any agreement, arrangement or understanding (but neither such person nor any such Affiliate or Associate shall be deemed to be the beneficial owner of any shares of Voting Stock solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such person nor any such Affiliate or Associate is otherwise deemed the beneficial owner); or

  (iii)
  which are beneficially owned, directly or indirectly, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor rule thereto, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (other than solely by reason of a revocable proxy as described in subparagraph (ii) of this paragraph (3)) or disposing of any shares of Voting Stock;

provided, however, that in the case of any employee stock ownership or similar plan of the Corporation or of any Subsidiary in which the beneficiaries thereof possess the right to vote any shares of Voting Stock held by such plan, no such plan nor any trustee with respect thereto (nor any Affiliate of such trustee), solely by reason of such capacity of such trustee, shall be deemed, for any purposes hereof, to beneficially own any shares of Voting Stock held under any such plan.

        (4)   For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph (2) of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (3) of this Section 3 but shall not include any other unissued shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

        (5)   "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, or any successor rule thereto.

        (6)   "Subsidiary" means any person of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (2) of this Section 3, the term "Subsidiary" shall mean only a person of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

        (7)   "Continuing Director" means any member of the Board of Directors of the Corporation who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any director who is thereafter chosen to fill any vacancy on the Board of Directors or who is elected and who, in either event, is unaffiliated with the Interested Stockholder and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Continuing Directors then on the Board.

        (8)   "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in accordance with Section 4 of this Article IX; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in accordance with Section 4 of this Article IX.

        (9)   In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs (B)(ii) of Section 2 of this Article IX shall include the shares of Common Stock and/or the shares of any other class (or series) of outstanding capital stock retained by the holders of such shares.

        (10) "Whole Board" means the total number of directors which this Corporation would have if there were no vacancies.

        (11) "Excluded Preferred Stock" means any series of Preferred Stock with respect to which the Preferred Stock Designation creating such series expressly provides that the provisions of this Article IX shall not apply.

        (12) "Voting Stock" means the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

        Section 4.    (a) A majority of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors, shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article IX, including, without limitation, (i) whether a person is an Interested Stockholder, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, (iv) whether the applicable conditions set forth in paragraph (B) of Section 2 have been met with respect to any Business Combination, (v) the Fair Market Value of stock or other property in accordance with paragraph (8) of Section 3 of this Article IX, and (vi) whether the assets which are the subject of any Business Combination referred to in paragraph (l)(A)(ii) of Section 1 have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination referred to in paragraph (l)(A)(iii) of Section 1 has, an aggregate Fair Market Value of $10,000,000 or more.

        (b)   A majority of the Whole Board shall have the right to demand, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors shall have the right to demand, that any person who it is reasonably believed is an Interested Stockholder (or holds of record shares of Voting Stock Beneficially Owned by any Interested Stockholder) supply this Corporation with complete information as to (i) the record owner(s) of all shares Beneficially Owned by such person who it is reasonably believed is an Interested Stockholder, (ii) the number of, and class or series of, shares Beneficially Owned by such person who it is reasonably believed is an Interested Stockholder and held of record by each such record owner and the number(s) of the stock certificate(s) evidencing such shares, and (iii) any other factual matter relating to the applicability or effect of this Article IX, as may be reasonably requested of such person, and such person shall furnish such information within 10 days after receipt of such demand.

        Section 5.    No Effect on Fiduciary Obligations of Interested Stockholders.    Nothing contained in this Article IX shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

        Section 6.    Amendment, Repeal, etc.    Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser percentage may be permitted by law, this Certificate of Incorporation, any Preferred Stock Designation or the By-laws of the Corporation), but in addition to any affirmative vote of the holders of any particular class of ~~Voting Stock~~ stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of ~~80 percent~~ a majority of the voting power of the ~~shares of the then~~ capital stock outstanding ~~Voting Stock~~ and entitled to vote thereon, voting together as a single class, ~~including the affirmative vote of the holders of 80 percent of the voting power of the then outstanding Voting Stock not owned directly or indirectly by any Interested Stockholder or any Affiliate of any Interested Stockholder~~, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article IX of this Certificate of Incorporation.

QuickLinks

GENERAL INFORMATION
SECURITY OWNERSHIP OF MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
TRANSACTIONS WITH RELATED PERSONS
REPORT OF THE AUDIT, FINANCE AND CORPORATE RESPONSIBILITY COMMITTEE
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT
SUMMARY COMPENSATION
2006 SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
2006 GRANTS OF PLAN-BASED AWARDS TABLE
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
OPTION EXERCISES AND STOCK VESTED
2006 STOCK VESTED TABLE
PENSION BENEFITS
2006 PENSION BENEFITS TABLE
NON-QUALIFIED DEFERRED COMPENSATION
2006 NON-QUALIFIED DEFERRED COMPENSATION TABLE(1)
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
CHANGE-IN-CONTROL PAYMENTS
2006 DIRECTOR COMPENSATION
  Appendix A
PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE PLURALITY VOTING REQUIREMENT FOR DIRECTOR ELECTIONS
ARTICLE VIII
  Appendix B
PROPOSED AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION TO REDUCE CERTAIN SUPERMAJORITY VOTING REQUIREMENTS TO A SIMPLE MAJORITY VOTE
ARTICLE V
ARTICLE VI
ARTICLE VII
ARTICLE VIII
  Appendix C
PROPOSED AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION TO REDUCE THE VOTE REQUIRED TO APPROVE CERTAIN BUSINESS COMBINATIONS AND TO AMEND THE BUSINESS COMBINATION PROVISION
ARTICLE IX